UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 2
to
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))Statement
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
YORK INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

631 SOUTH RICHLAND AVENUE
YORK, PENNSYLVANIA 17403
IMPORTANT SPECIAL MEETING OF STOCKHOLDERS
Dear Fellow Stockholder:
      On August 24, 2005, we entered into a merger agreement with Johnson Controls, Inc. If the merger is completed, we will become a wholly owned subsidiary of Johnson Controls and cease to exist as a public company.
      Upon completion of the merger, each of your shares of York common stock will be converted into the right to receive $56.50 in cash. This merger consideration represents a premium of approximately 38.3% over the closing price of $40.84 of York common stock on August 23, 2005, the last full trading day before the date the merger was publicly announced, and a premium of 36.6% over the average closing price of York common stock for the 30 trading days prior to August 24, 2005. The closing price of York’s common stock on November 7, 2005, the most recent practicable date prior to the filing of this document, was $56.12 per share. You should obtain current quotations for the price of York common stock. Receipt of the merger consideration will be a taxable transaction for federal income tax purposes.
      We will hold a special meeting of stockholders of York at the Four Points by Sheraton BWI Airport, 7032 Elm Road, Baltimore, Maryland, on December 9, 2005, at 10:00 a.m. Eastern Standard Time. At the special meeting, we will ask you to adopt the merger agreement with Johnson Controls. Your vote is important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. Regardless of whether you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by mail with a proxy card in accordance with the instructions on the proxy card. Voting by proxy in accordance with the instructions on the proxy card will ensure that you are represented at the special meeting even if you are not there in person. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters.
      Our board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of York and our stockholders. Accordingly, the board has unanimously approved and adopted the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.
      In addition to their interests as stockholders, our directors and executive officers have financial interests in the merger that are different from your interests as a stockholder. For a description of these interests please see “Financial Interests of York Executive Officers and Directors in the Merger” on page 18 of the accompanying proxy statement.
      I join the other members of the board of directors in recommending that you vote for the adoption of the merger agreement. After you have reviewed the enclosed materials, please submit your proxy at your earliest convenience.
      On behalf of your board of directors, thank you for your continued support.

Sincerely,

C. David Myers
President and Chief Executive Officer
YOUR VOTE IS IMPORTANT
      If you have any questions or need assistance in voting your shares, please call MacKenzie Partners, Inc., which is assisting York in soliciting proxies, toll-free at (800) 322-2885. For additional information regarding procedural matters relating to the special meeting and other specified matters, please see “The Special Meeting” on page 6 of the accompanying proxy statement.
      The accompanying proxy statement is dated November 8, 2005 and is first being mailed to stockholders on or about November 10, 2005.

YORK INTERNATIONAL CORPORATION
631 SOUTH RICHLAND AVENUE
YORK, PENNSYLVANIA 17403
(717) 771-7890
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 9, 2005
       NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of York International Corporation will be held at the Four Points by Sheraton BWI Airport, 7032 Elm Road, Baltimore, Maryland, on December 9, 2005, at 10:00 a.m. Eastern Standard Time to consider and vote upon:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of August 24, 2005, by and among Johnson Controls, Inc., YJC Acquisition Corp. and York International Corporation, as it may be amended from time to time, pursuant to which YJC Acquisition Corp., a wholly owned subsidiary of Johnson Controls, will be merged with and into York, and

•	a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.
      Under applicable Delaware law, if you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed, but only if you comply with the applicable provisions of Delaware law, which are reproduced in Appendix C to the accompanying proxy statement.
      Only York stockholders who held shares of record as of the close of business on November 7, 2005 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Regardless of whether you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting by mail with the enclosed proxy card, in accordance with the instructions on the proxy card. Voting by mail by signing and returning the enclosed proxy card will ensure that you are represented at the special meeting even if you are not there in person.
      You may revoke a proxy at any time before the named proxies vote your shares at the special meeting. You may do so by executing and returning a proxy card dated after the date of the proxy that is being revoked, by attending the special meeting, notifying the Corporate Secretary and casting your vote by ballot at the special meeting or by submitting a written revocation of your proxy to our Corporate Secretary that is received before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the internet, you may be able to change your vote by voting again by telephone or the internet.

By Order of the Board of Directors,

Jane G. Davis
Vice President, Secretary and General Counsel
York, Pennsylvania
November 8, 2005

ADDITIONAL INFORMATION
      This document incorporates important business and financial information about York from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 35. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from York International Corporation, Investor Relations Department, 631 South Richland Avenue, York, Pennsylvania 17403, Telephone (717) 771-7436.
      You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by December 2, 2005 in order to receive them before the special meeting.

i

SUMMARY
      This summary highlights selected information from this document about the proposed merger and may not contain all of the information that is important to you as a York stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.
You Will Receive $56.50 per York Share in the Merger (page 20)
      If we complete the merger, you will receive $56.50 in cash for each share of our common stock that you hold. No interest will be paid on the merger consideration. Upon completion of the merger, York will become a wholly-owned subsidiary of Johnson Controls and stockholders will no longer have any interest in York.
Receipt of Merger Consideration Will Be Taxable for Federal Income Tax Purposes (page 16)
      Your receipt of cash in the merger will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). Please refer to the section entitled “The Merger — Material United States Federal Income Tax Consequences” on pages 16 through 17 of this document for a more detailed explanation of the material federal income tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in the merger.
The York Board of Directors Recommends that Stockholders Vote “FOR” the Merger (page 11)
      Your board of directors has determined, by a unanimous vote, that the merger agreement is advisable and fair to and in the best interests of York and our stockholders, and has unanimously approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.
      In addition to their interests as stockholders, our directors and executive officers have financial interests in the merger that are different from your interests as a stockholder. For a description of these interests please see “Financial Interests of York Executive Officers and Directors in the Merger” on page 18 of this document.
Our Reasons for the Merger (page 9)
      We are proposing the merger for the reasons described on pages 9 through 11, including among other things:

•	the value represented by the merger price of $56.50 per share, which represents a significant premium to the trading range of York common stock before the merger agreement was announced;

•	the cash form of the merger consideration and the fact that Johnson Controls’ obligation to complete the transaction is not subject to any financing condition; and

•	our belief that Johnson Control and York should be able to obtain the regulatory approvals needed to complete the merger in a timely manner.
Credit Suisse First Boston Has Delivered an Opinion About the Merger Consideration to York’s Board of Directors (Appendix B)
      Credit Suisse First Boston LLC has delivered a written opinion, dated August 24, 2005, to our board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of York common stock. The full text of Credit Suisse First Boston’s written opinion is attached to this document as Appendix B. You should read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse First Boston’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to you as to how to vote or act with respect to any matters relating to the merger.

To Complete the Merger, We Need York Stockholder and Regulatory Approvals (page 17)
      The completion of the merger depends on a number of conditions being satisfied (or, where legally permissible, waived), including adoption of the merger agreement by the holders of a majority of the outstanding shares of York common stock and the receipt of regulatory approvals, including U.S. and European Commission antitrust clearance. Johnson Controls is not required to complete the merger if the number of York shares as to which dissenters’ appraisal rights have been validly exercised under Delaware law exceeds 15 percent of our outstanding common shares.
      We currently expect to complete the merger prior to the end of 2005, but we cannot be certain of when or if the conditions will be satisfied or waived or that the merger will be completed.
The Merger Agreement May Be Terminated Under Some Circumstances (page 26)
      We and Johnson Controls may agree in writing to mutually terminate the merger agreement at any time without completing the merger, even after York stockholders adopt it.
      In addition, either we or Johnson Controls may terminate the merger agreement without the consent of the other if:

•	in a vote by York stockholders the merger agreement is not adopted by York stockholders at the special meeting;

•	any law or regulation is enacted that prohibits consummation of the merger, or a governmental body issues a final nonappealable order prohibiting the merger;

•	a required regulatory approval has been denied and the denial has become final and nonappealable, unless the party entitled to require the approval elects to waive receipt of the approval;

•	the merger is not completed on or before April 30, 2006; or

•	the other party breaches in any material respect any of its representations, warranties or covenants in the merger agreement and the breach is not, or cannot be, cured within 30 days.
      Johnson Controls may terminate the merger agreement without our consent if:

•	our board of directors changes its recommendation that York stockholders adopt of the merger agreement in a manner adverse to Johnson Controls;

•	our board of directors recommends to York stockholders any competing transaction, or fails to recommend against a competing transaction should one arise; or

•	we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to competing transaction proposals.
      We may terminate the merger agreement without Johnson Controls’ consent if our board of directors authorizes us to enter into an agreement with respect to a competing transaction, but only if:

•	our board of directors complies with the non-solicitation provisions of the merger agreement;

•	our board of directors, after consultation with a financial advisor, reasonably determines in good faith that the competing transaction is a superior proposal;

•	our board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties; and

•	we pay a termination fee to Johnson Controls.
We May Be Obligated to Pay Johnson Controls a Termination Fee (page 27)
      We must pay Johnson Controls a termination fee of $76 million upon termination of the merger agreement if:

•	Johnson Controls terminates the merger agreement because we have materially breached any of our non-solicitation obligations, or, because our board has recommended, or has failed to recommend rejecting, a competing transaction; or

•	we terminate the merger agreement to enter into an agreement for a competing transaction.

      In other situations, York’s obligation to pay the termination fee depends on the occurrence of events following termination of the merger agreement. York must pay the termination fee when and if York completes, or if earlier enters into an agreement for, a competing transaction within 12 months after termination, if before termination a third party has publicly announced or communicated to the York board of directors, senior management or stockholders a competing transaction and:

•	Johnson Controls or York subsequently terminates the merger agreement because the merger is not completed before April 30, 2006;

•	Johnson Controls or York subsequently terminates the merger agreement because York stockholders have failed to approve the merger; or

•	Johnson Controls subsequently terminates the merger agreement because York has materially breached the merger agreement.
Our Executive Officers and Directors Have Financial Interests in the Merger that Are Different from Your Interests as a Stockholder (page 18)
      Our executive officers and directors have financial interests in the merger that are different from your interests as a stockholder. These interests include:

•	the rights of some of the York executive officers under current employment agreements or current York plans to receive severance payments and benefits in connection with the merger; and

•	unvested options and awards held by executive officers and directors under York equity compensation plans vesting on completion of the merger and being cancelled in exchange for cash payments based on the $56.50 per share merger price, as specified in the merger agreement.
      Also, following completion of the merger, Johnson Controls will indemnify and provide directors’ and officers’ insurance to the directors and officers of York for events occurring prior to the completion of the merger.
Regulatory Matters (page 17)
      We and Johnson Controls have agreed to use our reasonable best efforts to obtain all regulatory approvals to complete the merger. These approvals include the antitrust filings with the U.S. Department of Justice and Federal Trade Commission and expiration of the required waiting periods, as well as the approval of the European Commission. We also expect to file notices with antitrust or competition authorities in other nations. The filing of these applications and notices has been, or will promptly be, completed. Although we do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained or what conditions these approvals might include. Johnson Controls is not required to accept any condition to obtain a required government approval if the condition would have a material adverse effect on York or Johnson Controls, measured on a scale relative to York.
You Have Appraisal Rights in the Merger (page 28)
      Under Delaware law, if you vote against, or abstain from voting for, the adoption of the merger agreement, continuously hold your shares from the date of your demand for appraisal through the effective date of the merger, and comply with the other statutory requirements of the Delaware General Corporation Law, which we refer to as the DGCL, you may elect to receive the judicially determined fair value of your shares of stock in lieu of the $56.50 merger consideration. If you vote in favor of adopting the merger agreement, and do not withdraw or change your vote prior to the taking of the vote at the York stockholder’s meeting, you will effectively waive your dissenters’ appraisal rights under the Delaware General Corporation Law. Section 262 of the Delaware General Corporation Law, which governs dissenters’ appraisal rights in transactions such as the merger, is set forth in its entirety in Appendix C to this document.
The York Special Meeting (page 6)
      The special meeting of our stockholders will take place at the Four Points by Sheraton BWI Airport, 7032 Elm Road, Baltimore, Maryland, on December 9, 2005, at 10:00 a.m. Eastern Standard Time. Only holders of record of York common stock as of the close of business on November 7, 2005 may vote at the special meeting. As of November 7, 2005, there were 43,008,822 shares of York common stock outstanding and entitled to vote.
      All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokerage firms and nominees, are invited to attend the special meeting. Holders of record of our common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting.
      At the special meeting, you will be asked:

•	to adopt the merger agreement; and

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.
      In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must vote in favor of adopting the merger agreement. Each share of our common stock is entitled to one vote.
      You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares through a bank, brokerage firm or nominee, you are considered the “beneficial owner” of shares held in “street name,” and you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.
      If you abstain from voting or do not give voting instructions to your bank, brokerage firm or nominee, you will, in effect, be voting against adoption of the merger agreement. You may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date, delivering a written revocation letter to the Corporate Secretary of York, or by attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. The York Corporate Secretary’s mailing address is 631 South Richland Avenue, York, Pennsylvania 17403.
      Please do not send in your stock certificates with your proxy. After completion of the merger, you will receive written instructions for returning your York stock certificates. These instructions will tell you how and where to send in your York stock certificates in order to receive the merger consideration.
Questions
      If you have questions about the special meeting or the merger after reading this document, you should contact York’s Investor Relations Department at 631 South Richland Avenue, York, Pennsylvania 17403, telephone (717) 771-7436. You may also call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885.
Information about the Companies
York International Corporation
631 South Richland Avenue
York, Pennsylvania 17403
(717) 771-7890
      York International Corporation is the largest independent supplier of heating, ventilation, air-conditioning, and refrigeration systems and solutions in the United States, and a leading competitor globally. Founded in 1874 in York, Pennsylvania, where the company still maintains its corporate headquarters, York is a Fortune 500 company with approximately half of its annual revenue coming from outside North America. York designs, manufactures, sells, and services heating, ventilation and air-conditioning systems for residential and commercial markets; gas-compression equipment for industrial processing; industrial and commercial refrigeration equipment; and compressors for residential and commercial air-conditioning, as well as refrigeration applications. See “Where You Can Find More Information” on page 35.

Johnson Controls Inc.
5757 N. Green Bay Avenue
Milwaukee, Wisconsin 53201
(414) 524-1200
      Johnson Controls, founded in 1885, is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management.
YJC Acquisition Corp.
5757 N. Green Bay Avenue
Milwaukee, Wisconsin 53201
(414) 524-1200
      YJC Acquisition Corp. is a wholly owned subsidiary of Johnson Controls formed solely for the purposes of the merger and has had no other business activities.

THE SPECIAL MEETING
The Proposal
      This document is being furnished to York stockholders in connection with the solicitation of proxies by the York board of directors for use at a special meeting to be held at the Four Points by Sheraton BWI Airport, 7032 Elm Road, Baltimore, Maryland, on December 9, 2005, at 10:00 a.m., Eastern Standard Time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 24, 2005, by and among York, Johnson Controls and YJC Acquisition Corp., which provides for the merger of YJC Acquisition Corp. with and into York with the result that York will become a wholly owned subsidiary of Johnson Controls. A copy of the merger agreement is attached as Appendix A to this document. You also will be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.
Record Date and Voting
      The holders of record of York common stock as of the close of business on the record date, which was November 7, 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 43,008,822 shares of York common stock outstanding.
      The holders of a majority of the shares of York common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of York common stock held in treasury by York or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.
Required Vote
      Each share of York common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of York common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of York common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions are effectively votes against the merger. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement requires the approval of the majority of shares present and entitled to vote at the special meeting, in person or by proxy, when a quorum is present. Abstentions will have the effect of a vote against the proposal to adjourn the meeting, if necessary, to solicit additional proxies, while broker non-votes will have no effect on the vote on this proposal.
      Record holders may vote their shares of York common stock in any of the following ways:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.
      Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.
      If you hold your shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

      As of the record date, our executive officers and directors owned an aggregate of approximately 798,653 shares of York common stock, entitling them to exercise approximately 1.86% of the voting power of York common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of York will vote in favor of each of the proposals.
Proxies; Revocation
      If you vote your shares of York common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of York common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.
      You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to the Corporate Secretary of York at 631 South Richland Avenue, York, Pennsylvania 17403;

•	by delivering a later-dated, duly executed proxy relating to the same shares to the Corporate Secretary of York by mail; or

•	by attending the special meeting and voting in person by ballot.
      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of York common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.
      York will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $6,500, plus reimbursement of out-of-pocket expenses. In addition, our arrangement with MacKenzie Partners, Inc. includes provisions obligating us to indemnify MacKenzie Partners, Inc. for certain liabilities that could arise in connection with their solicitation of proxies on our behalf.

THE MERGER
Background of the Merger
      The management of York has from time to time discussed with the York board of directors various strategic options potentially available to York. These discussions have included internal initiatives (including the plan that York has announced and is implementing to restructure York’s operations principally in Europe by, among other things, consolidating some functions and divesting certain non-core operations and including a focused effort to grow the company’s presence in the Middle Market through both acquisitions and organic growth) and the possibility of engaging in a strategic transaction with another company in the building services industry that would provide the ability to package complementary products and services.
      York has in the past purchased components used in York’s products from the Controls Group business of Johnson Controls and Johnson Controls has purchased parts for use in its servicing business and other air-conditioning equipment from York. On May 20, 2005, Johnson Controls executives visited York’s headquarters in York, Pennsylvania. Following this initial contact, C. David Myers, President and Chief Executive Officer of York, and John M. Barth, Chairman, President and Chief Executive Officer of Johnson Controls, met and had general discussions regarding the building services industry and their respective companies. Among other things, industry trends and issues and the respective strategic directions of the two companies were discussed, and Mr. Barth indicated that Johnson Controls would be interested in learning more about York’s business plan and that Johnson Controls would be interested in considering a potential strategic business transaction involving the two companies. At a special meeting of the York board of directors in late June 2005, which was focused on presenting to the board the company’s business strategy, Mr. Myers apprised the board of his initial meeting with Mr. Barth and discussed the fit between York’s business and Johnson Controls’ controls business. The board agreed it would be worthwhile for Mr. Myers to have further exploratory discussions with Johnson Controls to assess the possibility of a strategic business transaction.
      Informal discussions followed, and in mid-July 2005, Mr. Myers and M. David Kornblatt, York’s Chief Financial Officer, met with Mr. Barth, Stephen A. Roell, Johnson Controls’ Executive Vice President and Vice Chairman, John P. Kennedy, Executive Vice President and President of the Controls Group of Johnson Controls, and R. Bruce McDonald, Johnson Controls’ Vice President and Chief Financial Officer, in Chicago to discuss their respective companies and a possible strategic transaction.
      At meetings of the York board of directors in July 2005, the directors discussed with York’s executive management the likely level of interest of Johnson Controls in a strategic merger. The York board of directors also discussed with York’s executive management their expectation that the valuation of York common shares in any proposed merger should represent a substantial premium for York stockholders to the then-current trading price of York common stock. Other hypothetical transactions and strategic alternatives were also discussed, including other potential synergistic alliances as well as the potential for remaining independent while continuing to execute and enhance York’s existing business model. The York board also consulted at this time with representatives of Wachtell, Lipton, Rosen and Katz, legal advisors to York, regarding its responsibilities and appropriate procedures in light of the discussions.
      Periodic discussions between representatives of York and Johnson Controls continued. In late July 2005, the Johnson Controls board of directors met to discuss a potential transaction with York and discussed with Johnson Controls’ executive management the potential benefits of such a transaction. At such meeting, the Johnson Controls board of directors authorized Mr. Barth to submit a preliminary indication of interest to York. This preliminary indication of interest, which remained subject to conditions including due diligence and the negotiation of definitive documentation, was communicated to York that day and specified consideration of $55.00 in cash per share of York common stock. The York board of directors discussed this indication of interest at a regular meeting that day, and determined in light of the level of Johnson Controls’ interest that it would be worthwhile to pursue further discussions. The York board asked Mr. Myers and Gerald McDonough, Chairman of the York board of directors, to meet with Mr. Barth. A meeting took place on August 2, 2005 at which the parties discussed York’s view that Johnson Controls should consider a merger price higher than $55.00 per share but did not agree on a level of consideration for a possible transaction.

      Several days later, Mr. Barth and Mr. Myers spoke and discussed having another meeting. After consulting with the York board, Mr. Myers again met with Mr. Barth. During this meeting, Messrs. Barth and Myers discussed the parties’ positions regarding an appropriate merger price and provisionally agreed to pursue a transaction in which Johnson Controls would acquire York for proposed cash consideration of $56.50 per York common share. This revised indication of interest was subject to satisfactory completion of diligence, negotiation of a mutually satisfactory merger agreement, and Johnson Controls and York board approval. York’s board of directors considered this indication of interest at a meeting on August 12, 2005, and directed Mr. Myers to continue negotiations with Johnson Controls in order to attempt to reach agreement on the details of the potential transaction. The board also discussed the retention of a financial advisor to assist the board in assessing the fairness, from a financial point of view, of the proposed consideration to York’s stockholders.
      During the week of August 14, 2005, and continuing into the following week, York and Johnson Controls conducted additional due diligence. Also during this time, the parties and their outside counsel began drafting and negotiating the terms of the merger agreement, and York engaged Credit Suisse First Boston LLC to act as its financial advisor.
      On August 24, 2005, the Johnson Controls board approved the merger agreement and the transactions contemplated by the merger agreement.
      Also on August 24, 2005, the board of directors of York met to discuss and analyze Johnson Controls’ offer as reflected in the proposed merger agreement. Mr. Myers reviewed for the York board of directors the background of discussions with Johnson Controls and the progress of negotiations. Representatives of Wachtell, Lipton, Rosen & Katz discussed with the York board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of the merger proposal and reviewed the terms of the merger agreement. Following discussions among, and questions by, members of the York board and others present, York’s financial advisor, Credit Suisse First Boston LLC, reviewed with the York board of directors its financial analysis of the merger consideration, as more fully described under “— Opinion of York’s Financial Advisor”, and rendered to the York board of directors its opinion to the effect that, as of August 24, 2005 and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of York common stock. Following these discussions and further review and discussion among the members of the York board of directors, the York board of directors voted unanimously to approve and adopt the merger agreement and to recommend that York stockholders adopt the merger agreement.
      Following adjournment of the York board meeting, final details were resolved and the merger agreement was executed by Johnson Controls and York. The transaction was announced after the close of trading on August 24, 2005 in a press release issued jointly by Johnson Controls and York.
York’s Reasons for the Merger; Recommendation of the York Board of Directors
      In reaching its decision to adopt and approve the merger agreement and recommend the merger to our stockholders, the York board of directors consulted with York’s management, as well as its legal and financial advisors, and considered a number of factors, including the following factors which the York board of directors viewed as generally supporting its decision to adopt and approve the merger agreement and recommend the merger to our stockholders:

•	its knowledge of York’s business, operations, financial condition, earnings and prospects, which helped the York board of directors to undertake its review of York and its prospects as an independent company, the merger consideration being offered and the general advisability of adopting and approving the merger agreement and recommending the merger to our stockholders; based on this knowledge, the York board of directors believed that it would likely take a substantial amount of time for York’s share price to increase to the level represented by the merger consideration and that, in order for such an increase to potentially occur, York would likely need to undertake restructuring actions and other strategic initiatives, the success of which would be subject to execution risk in implementing the initiatives and other uncertainties;

•	its knowledge of the current environment in the heating and air conditioning and building services industries, including global, national and regional economic conditions, evolving trends in technology and increasing nationwide and global competition, current industry conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options, and the historical market prices of York’s common stock, which helped the York board of directors to undertake its review of York and its prospects as an independent company, the merger consideration being offered and the general advisability of adopting and approving the merger agreement and recommending the merger to our stockholders; based on this knowledge, the York board of directors believed that, because combining York with Johnson Controls would enable the combined business to be more competitive by offering solutions to customers that integrate heating, ventilation, air-conditioning and refrigeration, or HVAC&R, products with building control technology and by providing additional products that could leverage York’s global service capabilities, the combination of York with Johnson Controls provided an example of the type of business that was likely to succeed in the current environment and that York’s ability to realize shareholder value from a similar strategy absent a merger with Johnson Controls would be less certain;

•	its knowledge of Johnson Controls’ business, operations, management, reputation, financial condition and results of operations; based on this knowledge, the York board of directors believed that, once a merger agreement was entered into with Johnson Controls, there was a favorable likelihood that the transaction would be successfully completed on the agreed-upon terms;

•	the financial terms of the merger, including the fact that the acquisition price represented an approximate 38.3% premium over the closing price of York shares on the New York Stock Exchange on August 23, 2005, the last full trading day before the date the transaction was publicly announced; the York board of directors believed that this premium was substantial and that, for the company to be reasonably likely to achieve comparable trading levels for its common stock absent the merger, York would likely need to undertake restructuring actions and other strategic initiatives, the success of which would be subject to execution risk in implementing the initiatives and other uncertainties;

•	the fact that the merger consideration consists solely of cash, and the merger agreement is not subject to any financing conditions; the York board of directors believed that, as a result, entering into the merger agreement created a reasonably high likelihood that York shareholders would be fairly compensated for the potential value in York’s business while eliminating the execution risks in implementing strategic initiatives and other uncertainties regarding York successfully operating its business going forward as well as risks to the value of the merger consideration based on fluctuations in the trading value of Johnson Controls’ stock or other alternatives to cash;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions; the York board of directors believed that the businesses of York and Johnson Controls were largely complementary and, therefore, that the merger did not present a substantial risk of not being completed as the result of objections from antitrust authorities;

•	management’s view that the complementary fit of the businesses of York and Johnson Controls, which is expected to include broader product lines, opportunities to serve a diversified customer base, and a significantly increased geographic presence, including a stronger position in growing international markets, will result in better service and enhanced product offerings to customers;

•	the potential impact of the merger on York employees and employment opportunities at York, considering the complementary nature of the businesses of York and Johnson Controls, and management’s view that there were likely to be significant ongoing employment opportunities for York employees within the combined company; and

•	the financial presentation of Credit Suisse First Boston, including its opinion dated as of August 24, 2005, to the York board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of York common stock. See “— Opinion of York’s Financial Advisor”.

      In addition, the York board of directors considered the following factors as generally weighing against its decision to adopt and approve the merger agreement and recommend the merger to our stockholders:

•	the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $76 million in certain events, which the York board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Johnson Controls’ willingness to enter into the merger agreement; in this regard, the York board of directors considered the advice of its legal counsel that such arrangements were customary for public company merger transactions and that these provisions, including the level of the termination fee, were consistent with law and the proper exercise of the board’s fiduciary duties;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; the York board of directors believed that, in view of the terms of the contract that had been negotiated, including the limited conditions to closing and termination rights, and the absence of a financing contingency and its understanding of the ability of Johnson Controls to finance the transaction, these risks were reasonable and likely to be worthwhile to undertake;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow our stockholders to participate in potential further appreciation of Johnson Controls’ stock after the merger and would be taxable to our stockholders upon completion of the merger; and

•	the fact that some of our executive officers and directors have other interests in the merger that are in addition to their interests as York stockholders, including as a result of employment and compensation arrangements with York and the manner in which they would be affected by the merger. See “Financial Interests of York Executive Officers in the Merger”; in this regard, the York board of directors concluded that the merger should be approved notwithstanding the existence of these interests, given both its favorable view of the merger’s financial terms as well its belief that the compensation plans and arrangements giving rise to these interests were reasonable.

      The foregoing discussion of the factors considered by the York board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the York board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the York board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The York board of directors considered all these factors as a whole, including discussions with, and questioning of, York’s management and advisors, and overall considered these factors to be favorable to, and to support, its determination.
      The York board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of York and our stockholders, and unanimously approved and adopted the merger agreement. The York board of directors recommends that the York stockholders vote “FOR” the adoption of the merger agreement.
Opinion of York’s Financial Advisor
      York retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, York requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to the holders of York common stock. On August 24, 2005, at a meeting of York’s board of directors held to consider the proposed merger, Credit Suisse First Boston rendered its oral opinion to York’s board of directors, confirmed by delivery of a written opinion dated August 24, 2005, to the effect that, as of the date of its opinion and based upon and subject to the considerations set forth in the opinion, the merger consideration to be received by the holders of York common stock in the merger was fair, from a financial point of view, to the holders of York common stock. York does not currently intend to request an updated opinion from Credit Suisse First Boston.

      The full text of Credit Suisse First Boston’s written opinion, dated August 24, 2005, to the York board of directors, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Appendix B to this document and is incorporated by reference into this document in its entirety. You are encouraged to read Credit Suisse First Boston’s opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to the York board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this document is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.
      In arriving at its opinion, Credit Suisse First Boston, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to York;

•	reviewed certain other information relating to York, including financial forecasts, provided to or discussed with Credit Suisse First Boston by York, and met with the management of York to discuss the business and prospects of York;

•	considered certain financial and stock market data of York and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of York;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.
      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for York that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised by the management of York, and Credit Suisse First Boston assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of York as to the future financial performance of York. Credit Suisse First Boston also assumed, with York’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on York or the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification, amendment or adjustment of any material term, condition or agreement contained in the merger agreement. In addition, Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of York, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, to the holders of York common stock of the merger consideration, and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse First Boston’s opinion. Credit Suisse First Boston’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to York, nor does it address the underlying business decision of York to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of York. In addition, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which was determined through negotiations between York and Johnson Controls.

Except as described above, York imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.
      In preparing its opinion to the York board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion. No company, transaction or business used in the analyses performed by Credit Suisse First Boston as a comparison is identical to York or the contemplated merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Although Credit Suisse First Boston did not specifically exclude companies or transactions that Credit Suisse First Boston believed satisfied the general criteria described in its analyses and that Credit Suisse First Boston believed were otherwise comparable to York or the merger, qualitative judgments were necessarily made, and there could be varying perspectives, with respect to the companies or transactions selected by Credit Suisse First Boston for purposes of its analyses. Accordingly, the companies and transactions considered by Credit Suisse First Boston for purposes of its analyses do not necessarily reflect all companies or transactions that could be deemed comparable to York or the merger. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses, securities or assets do not necessarily purport to be appraisals or to reflect the prices at which businesses, securities or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, to the holders of York common stock of the merger consideration to be received by such holders in the merger and were provided to the board of directors of York in connection with the delivery of Credit Suisse First Boston’s opinion.
      Credit Suisse First Boston’s opinion and financial analyses presented to York’s board of directors were one of several factors taken into consideration by York’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of York’s board of directors or the management of York with respect to the merger or the merger consideration.
      The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with York’s board of directors at a meeting of York’s board of directors held on August 24, 2005. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses. Estimated financial data for York utilized in the analyses described below were prepared by the management of York. Such financial data excluded restructuring charges and gains on divestitures and reflected a reduction for cash payments to minority equity owners of certain of York’s consolidated subsidiaries.

Selected Companies Analysis
      Credit Suisse First Boston reviewed the market values and trading multiples of York and five selected domestic publicly held companies. These companies, which are listed below, were selected primarily because they were either companies principally engaged, or diversified companies which operate lines of business, in the manufacturing and/or servicing of heating, ventilation, air-conditioning, and refrigeration, or HVAC&R, systems for which information was publicly available.

•	AAON, Inc.

•	American Standard Companies, Inc.

•	Comfort Systems USA, Inc.

•	Lennox International Inc.

•	United Technologies Corporation
      Credit Suisse First Boston compared enterprise values, calculated as equity value plus debt, less cash and cash equivalents, as multiples of calendar year 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston also compared equity values as a multiple of calendar year 2006 estimated net income. Credit Suisse First Boston then applied ranges of selected multiples of calendar year 2006 estimated EBITDA, EBIT and net income derived from the selected companies to corresponding financial data of York. All multiples were based on closing stock prices on August 23, 2005. Estimated financial data for the selected companies were based on selected publicly available research analysts’ estimates. This analysis yielded the following approximate implied per share equity reference range for York, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for York	Per Share Merger Consideration

$40.19 - $48.95	$56.50

Selected Transactions Analysis
      Credit Suisse First Boston reviewed the transaction value multiples in 14 selected transactions announced since 1988 for which information was publicly available. These transactions, which are listed below, were selected primarily because such transactions involved the acquisition of businesses in the manufacturing and/or servicing of heating, ventilation, air-conditioning, and refrigeration, or HVAC&R, systems:

Date Announced	Acquiror	Target

• November 18, 2004	• Apollo Management, L.P.	• Goodman Global Holdings, Inc.
• August 27, 2004	• Thomas H. Lee Partners, L.P.	• Nortek Holdings, Inc.
• March 15, 2004	• Carrier Corp.	• Linde AG’s Refrigeration Division
• April 8, 2002	• Kelso & Company	• Nortek Holdings, Inc.
• May 12, 2000	• Ingersoll-Rand Company	• Hussman International, Inc.
• August 27, 1999	• Lennox International Inc.	• Service Experts, Inc.
• June 24, 1999	• United Technologies Corporation	• International Comfort Products Corporation
• March 30, 1999	• York	• Sabroe A/S
• March 23, 1999	• The ServiceMaster Company	• American Residential Services, Inc.
• February 13, 1995	• York	• EVCON Holdings Inc.
• May 1, 1994	• O.Y.L. Industries Berhad	• SnyderGeneral Corporation
• April 10, 1991	• Inter-City Products Corp.	• SnyderGeneral Corporation (Dealer Products Group)
• June 27, 1988	• Citigroup Capital Investors	• York
• March 16, 1988	• Kelso & Company	• American Standard Companies, Inc.
      Credit Suisse First Boston compared transaction values in the selected transactions as multiples of latest 12 months EBITDA and EBIT. Credit Suisse First Boston then applied ranges of selected multiples of latest 12 months EBITDA and EBIT derived from the selected transactions to latest 12 months and estimated calendar year 2005 EBITDA and EBIT of York. Multiples for the selected transactions were based on publicly available information at the date of announcement of the relevant transaction. This analysis indicated

the following approximate implied per share equity reference range for York, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for York	Per Share Merger Consideration

$39.49 - $50.27	$56.50

Discounted Cash Flow Analysis
      Credit Suisse First Boston calculated the estimated present value of the stand alone, unlevered, after-tax free cash flows that York could generate over calendar years 2005 through 2015 taking into account two sets of financial models, referred to below as York Case 1 and York Case 2, prepared by York’s management in connection with York’s financial planning process. The analysis based on York Case 1 assumed a compound annual growth rate of revenue of 6.2% and an average EBITDA margin of 7.2% from 2006 to 2015. The analysis based on York Case 2, which reflected the potential that York would undertake steps to further develop certain equipment offerings, assumed a compound annual growth rate of revenue of 6.3% and an average EBITDA margin of 7.4% during the same period. Credit Suisse First Boston calculated, in each case, a range of estimated terminal values for York by multiplying York’s calendar year 2015 estimated EBITDA by selected multiples ranging from 8.5x to 9.5x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates ranging from 10.5% to 12.0%. This analysis indicated the following approximate implied per share equity reference ranges for York, as compared to the per share merger consideration:

	Implied Per Share Equity
	Reference Range for
	York	Per Share Merger Consideration

York Case 1	$48.31 - $60.01	$56.50
York Case 2	$51.58 - $64.03

Other Factors
      In rendering its opinion, Credit Suisse First Boston also reviewed and considered the following factors for informational purposes as part of a general overview of York, but did not consider these factors to be material to its analyses and did not draw any conclusions from them for purposes of its opinion:

•	the potential impact on York’s cash flows of varying revenue growth rates and EBITDA margins;

•	the theoretical purchase price that could be paid by a hypothetical financial buyer in a leveraged buyout of York, which indicated an implied per share equity reference range for York of approximately $44.61 to $53.28;

•	the median premiums paid in all-cash acquisitions of domestic public companies with transaction values of $1 billion to $4 billion announced between January 1, 2002 and August 23, 2005, which indicated an implied per share equity reference range for York of approximately $51.84 to $53.74;

•	historical trading prices and trading volumes of York common stock over various periods; and

•	publicly available research analysts’ reports for York.

Miscellaneous
      York selected Credit Suisse First Boston based on Credit Suisse First Boston’s qualifications, experience and reputation, and its familiarity with York and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Credit Suisse First Boston and its affiliates in the past have provided investment banking and other financial services to York unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.

In the ordinary course of Credit Suisse First Boston’s business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its and its affiliates’ accounts and for the account of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of York and Johnson Controls and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      York engaged Credit Suisse First Boston to provide financial advisory services to York’s board of directors in connection with the merger, including, among other things, rendering its opinion. For its services, Credit Suisse First Boston will receive from York an aggregate fee of approximately $8.9 million, a portion of which was payable upon Credit Suisse First Boston’s engagement and approximately $8.6 million of which is contingent upon the consummation of the merger. In addition, York has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, incurred in connection with its engagement and to indemnify Credit Suisse First Boston against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Material United States Federal Income Tax Consequences
      The following is a general discussion of material United States federal income tax consequences to beneficial owners of York common stock of receiving cash in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation. This discussion assumes that the shares of York common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code by a United States person (i.e., a citizen or resident individual of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your personal investment circumstances, nor does it address tax consequences for those York stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, traders, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships, S corporations or other pass-through entities and investors in such entities, United States expatriates, foreign corporations and nonresident alien individuals), York stockholders who hold shares of York common stock through a tax-qualified retirement plan, individual retirement account or other qualified savings account, York stockholders who hold shares of York common stock as a hedge or as part of a hedging, “straddle,” conversion or other integrated transaction, York stockholders who are subject to the alternative minimum tax, York stockholders who perfect their appraisal rights under Delaware law, or York stockholders who acquired their shares of York common stock through the exercise of employee stock options or through York’s Employee Stock Purchase Plan or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to you. You should consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of receiving cash in the merger.
      Your receipt of cash for your shares of York common stock in the merger will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of York common stock who receives cash in the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received for shares of York common stock and his or her adjusted tax basis in those shares of York common stock. Gain or loss will generally be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) of York common stock. If the shares of York common stock were held for more than one year on the date the merger closes, the gain or loss will be long-term capital gain or loss. In the case of stockholders who are individuals, long-term capital gains are subject to tax at a maximum stated United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.
      A York stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that receives cash in the merger may be subject to backup withholding at a rate of 28% unless the York stockholder or other payee provides its correct taxpayer identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and certifies under penalties of perjury that the number is correct, and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each York stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner. Such amounts, once withheld, are not refundable by York, Johnson Controls or the paying agent.
Governmental and Regulatory Approvals
      We and Johnson Controls have each agreed to use our reasonable best efforts to obtain all regulatory approvals required in order to consummate the acquisition.
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act and the related rules and regulations (which we refer to as the HSR Act), mergers that meet certain thresholds, such as the merger we are asking you to approve, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). We and Johnson Controls filed on September 19, 2005 notification reports with the Department of Justice and Federal Trade Commission under the HSR Act, and the applicable waiting period expired on October 19, 2005.
      The merger also is subject to notification to, and approval by, the Commission of the European Communities under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings. On receipt of a complete notification, the European Commission will have 25 working days in which to assess whether the proposed merger would significantly impede effective competition, particularly as a result of the creation or strengthening of a dominant position, in the European common market or in a substantial part of it. At the end of the initial review period, the European Commission must either clear the proposed Merger or, where it has “serious doubts” as to the compatibility of the proposed merger with the European common market, open an in-depth second phase investigation, which may last for a further period of 90 working days. The initial review period will be extended to 35 working days if the notifying party offers commitments designed to address competition concerns identified by the European Commission, or if a member state of the European Union requests the transaction be referred for investigation by its own domestic competition authority in circumstances where the transaction impacts on a distinct national market. Similarly, the second phase investigation will be extended to 105 working days if the notifying party offers commitments designed to address competition concerns identified by the European Commission, unless these commitments are offered less than 55 working days after the initiation of the second phase investigation. During the review process, conditions may be imposed on, or commitments required to be given by, the notifying party. We and Johnson Controls filed our notification with the Commission of the European Communities on October 3, 2005.
      In addition, we and Johnson Controls may be required to make filings and obtain regulatory approvals from antitrust or competition authorities in other nations, including Canada. All of these filings have been made or will be made shortly.
      Although we currently know, and Johnson Controls has informed us that it currently knows, of no reason why we both should not receive all of the regulatory approvals and clearances required to complete the merger, there can be no assurance as to when or whether they will be received. It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. If any such condition or requirement is imposed and it would, individually or in the aggregate with other such conditions or requirements, have or reasonably be expected to have a material adverse effect on Johnson Controls (measured on a scale relative to York, together with its subsidiaries), then Johnson Controls may elect not to consummate the merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 25.
Financial Interests of York Executive Officers and Directors in the Merger
      In considering the recommendation of the York board of directors with respect to the merger agreement, York’s stockholders should be aware that some of York’s executive officers and directors have interests in the merger in addition to their interests as stockholders and have arrangements that are different from, or in addition to, those of York’s stockholders generally. The York board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that York’s stockholders vote in favor of approving the merger agreement.
      Equity Compensation Awards. As provided in the terms of the plans and award agreements under which equity compensation awards are granted, each restricted share, each stock option and any other stock-based award will vest in full and become earned and non-forfeitable upon a change of control, such as completion of the merger. The merger agreement provides that upon completion of the merger, each York stock option, including those held by executive officers and directors of York, will be cancelled and converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the merger consideration over the per share exercise price of the option. In addition, the merger agreement provides that, upon completion of the merger, each other stock-based award based upon shares of York common stock (other than restricted shares), including those held by executive officers and directors of York, will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration, which may be paid at a later time as may be specified in any deferral election. Because all restricted shares will vest immediately prior to the merger, all shares of restricted stock will become shares of common stock converted into the right to receive the merger consideration. Based on equity-based compensation holdings as of the date hereof and assuming that the merger is consummated in December 2005, the aggregate amount payable with respect to unvested equity-based compensation awards upon consummation of the merger for each of Messrs. Myers, Huntington, Spellar and Kennedy and the remaining executive officers and directors, as a group, would be approximately $9,735,505, $1,911,376, $1,995,890, $1,642,676 and $13,258,199, respectively.
      Employment Agreements. Each of York’s executive officers, including Messrs. Myers, Huntington, Spellar, and Kennedy, is party to an employment agreement. Under the terms of each employment agreement, in the event the executive’s employment is terminated by York other than for “cause” or the executive resigns for “good reason” (as each term is defined in the employment agreements), the executive is entitled to receive a payment equal to one times (1.5 times for Mr. Myers) the sum of the executive’s annual base salary and target annual bonus, health and welfare benefit plan continuation for the executive and his or her eligible dependents for three years, and a payment equal to the value of an additional three years of, age and service credit under York’s Retirement Plan and Supplemental Executive Retirement Plan, and company contributions under York’s 401(k) plan. In addition, if the executive would otherwise become entitled to York retiree benefits coverage during the three-year health plan continuation coverage period, the executive will be eligible for such retiree benefits coverage. The agreements also provide for an additional payment equal to two times the sum of the executive’s annual base salary and target annual bonus in return for an agreement on the part of the executive not to compete with York for a period of two years. In connection with entering into the merger agreement, to induce the executive officers of York not to terminate employment for good reason and to remain employed with Johnson Controls following completion of the merger, Johnson Controls agreed to pay out all cash amounts due under the employment agreement for each of the executive officers, regardless of whether such executive officer actually terminates employment. The aggregate amount payable by Johnson

Controls under the foregoing agreement upon consummation of the merger to each of Messrs. Myers, Huntington, Spellar and Kennedy and the remaining executive officers, as a group, would be approximately $7,255,662, $2,683,299, $1,505,506 and $2,746,942 and $14,132,614, respectively.
      Supplemental Executive Retirement Plan. York maintains a defined benefit supplemental retirement plan (referred to in this description as the “SERP”) covering certain key executive officers, including Messrs. Myers, Huntington, Spellar, and Kennedy. The SERP provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service) of the executive officer’s highest average salary and bonus for three out of the last five years preceding retirement. As provided under the terms of the SERP, each participant in SERP will be vested in his or her benefit under the plan upon a change of control, such as completion of the merger. In connection with entering into the merger agreement, Johnson Controls agreed that, if the merger is completed in 2005 or, to the extent a payment can be made without the imposition of taxes under Section 409A of the Code, if the merger is completed in 2006, immediately following completion of the merger, Johnson Controls will pay to each participant in the SERP the full amount of such participant’s vested benefit under the SERP. The aggregate currently unvested amount payable by Johnson Controls under the foregoing agreement as a result of the consummation of the merger to each of Messrs. Myers, Huntington, Spellar and Kennedy and the remaining executive officers, as a group, would be approximately $896,319, $1,429,527, $0 and $0 and $3,090,262, respectively.
      Annual Bonus and Mid-Term Awards under the 2002 Incentive Compensation Plan. In connection with the merger, payments will be made in satisfaction of the 2005 annual bonus awards and the mid-term awards for each of the 2004-2006 and 2005-2007 performance cycles, in each case granted under the 2002 Incentive Compensation Plan.
      Indemnification and Insurance of Directors and Officers. The merger agreement provides that all rights to indemnification and exculpation from liability for events prior to the merger that now exist in favor of any director, officer or employee of York or its subsidiaries will continue and not be repealed. It also provides that, from and after completion of the merger, Johnson Controls will indemnify current and former directors and officers of York and its subsidiaries for events occurring prior to the completion of the merger to the fullest extent permitted by York’s current organizational documents. Johnson Controls also agreed to cause the current directors and officers of York and its subsidiaries to be covered for six years after completion of the merger by the directors’ and officers’ insurance policy maintained by York (or a substitute policy having terms that are no less favorable to the directors and officers than those in the York policy), subject to specified cost limitations.

THE MERGER AGREEMENT
      The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which we attach to this document as Appendix A.
Structure and Effective Time
      The merger agreement provides that YJC Acquisition Corp., a wholly owned subsidiary of Johnson Controls, will merge with and into York, with York surviving as a wholly owned subsidiary of Johnson Controls.
      The completion date for the merger will be on the first business day following the satisfaction or waiver of all conditions to completion in the merger agreement. We currently anticipate that we will complete the merger prior to the end of 2005. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger.”
      The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at a later time that we and Johnson Controls specify in the certificate of merger.
Merger Consideration
      The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us as treasury shares or owned by our subsidiaries) will be converted at the effective time of the merger into the right to receive $56.50 in cash, less applicable withholding taxes and without interest. The anticipated aggregate amount of consideration that Johnson Controls will pay upon completion of the merger for all of our currently outstanding shares of common stock is approximately $2.4 billion.
Treatment of York Stock Options and Stock-Based Awards
      If the merger occurs:

•	each outstanding stock option granted under a York equity compensation plan will be canceled at the effective time of the merger, whether or not fully vested, and each option holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest), as soon as practicable after the effective time of the merger, equal to the excess of $56.50 over the applicable exercise price per share of the stock option, multiplied by the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger;

•	each of our outstanding shares of restricted common stock will become fully vested immediately prior to the effective time of the merger, thereby causing all shares of restricted common stock to become shares of common stock converted into the right to receive the merger consideration (less applicable withholding tax and without interest); and

•	each of our other stock-based awards will become fully vested immediately prior to the effective time of the merger and will entitle its holder to receive a cash payment (less applicable withholding taxes and without interest), as soon as practicable after the effective time of the merger, equal to the number of shares subject to the award immediately prior to the effective time of the merger multiplied by $56.50.
Directors and Officers
      The merger agreement provides that the directors of YJC Acquisition Corp. and the officers of York immediately before the merger will be the directors and officers of the surviving corporation.

Representations and Warranties
      In the merger agreement, we have made customary representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to own and operate our properties and assets and to carry on our business;

•	our capitalization and the capitalization of our subsidiaries;

•	identification of our subsidiaries;

•	corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•	compliance with charter provisions and laws and regulations;

•	required consents and approvals of governmental entities and absence of conflicts;

•	financial statements;

•	documents filed with the Securities and Exchange Commission, or the SEC;

•	the approval of the merger agreement by our board of directors;

•	inapplicability of state takeover statutes;

•	absence of specified changes or events;

•	licenses and permits;

•	litigation matters;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	employee benefit matters;

•	labor matters;

•	material contracts and performance of obligations thereunder;

•	ownership of material properties and assets;

•	insurance;

•	receipt of an opinion from our financial advisor;

•	brokers’ fees; and

•	accuracy and compliance as to form with applicable securities law requirements of this document.
      Many of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any circumstance, change or effect that is materially adverse to the business, results of operations, properties, financial condition, assets or liabilities of us and our subsidiaries.

      In determining whether a material adverse effect has occurred, the effect of the following are excluded:

•	any change in laws, regulations or accounting principles after August 24, 2005;

•	changes or developments in international or national political or economic conditions or in general changes in the industries in which we and our subsidiaries operate, to the extent the changes do not disproportionately affect York; and

•	execution, delivery and performance of the merger agreement and consummation or public disclosure of the merger agreement or the merger.
      The merger agreement contains customary representations made by Johnson Controls with respect to itself and YJC Acquisition Corp., including, but not limited to, representations and warranties relating to:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform their obligations under, and enforceability of, the merger agreement;

•	required consents and approvals of governmental entities;

•	litigation;

•	the capitalization of YJC Acquisition Corp.;

•	compliance with laws and regulations;

•	financial statements;

•	documents filed with the SEC; and

•	availability of funds to complete the merger.
      The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.
      The representations described above and included in the merger agreement were made by each of York and Johnson Controls to each other. These representations and warranties were made as of specific dates, may (along with the conduct of business covenants described in the next section) be subject to important qualifications and limitations agreed to by York and Johnson Controls in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between York and Johnson Controls rather than to establish matters of fact. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 35.
Conduct of Business Pending the Merger
      With limited exceptions, we agreed in the merger agreement that, until the completion of the merger, without the prior written consent of Johnson Controls, we and each of our subsidiaries will:

•	carry on our respective businesses in the ordinary course consistent with past practice;

•	use reasonable best efforts to maintain and preserve intact our present business organization and to maintain and preserve our relationships and goodwill of those having business relationships with us;

•	promptly provide Johnson Controls with written notice of any material change in our business or affairs or that of our subsidiaries or any complaints, investigations or hearings by governmental entities or the institution of, or threat of, material litigation;

•	as soon as reasonably practicable after the date of the merger agreement, prepare and mail to the York stockholders a proxy statement, convene and hold the special meeting of York stockholders to vote on the merger, and recommend that the stockholders adopt the merger agreement and not modify this recommendation (except as permitted in certain circumstances under the terms the non-solicitation covenant described below); and

•	use our reasonable best efforts to obtain any third-party consents required for consummation of the merger agreement with respect to any contract, permit or other arrangement, including from any governmental entity.
      We have also agreed that, until completion of the merger, without the prior written consent of Johnson Controls, except as expressly contemplated or permitted by the merger agreement, we will not and will not permit any of our subsidiaries to:

•	issue, sell or grant any capital stock or any other securities or rights to acquire any capital stock, including voting debt, or enter into any agreements to take any such actions, other than the issuance of our common stock upon exercise of stock options;

•	amend our certificate of incorporation, by-laws or similar organizational documents;

•	declare, set aside or pay dividends, other than

—	the regular cash dividend during the third fiscal quarter of 2005 at a rate not to exceed $0.20 per share with record and payment dates consistent with the prior year, and

—	if we and Johnson Controls agree in writing that the completion of the merger is not reasonably likely to occur on or prior to January 31, 2006, pay our regular cash dividend for the fourth fiscal quarter of 2005 at a rate not to exceed $0.20 per share;

•	split, combine or reclassify any capital stock or other securities;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any other equity interests;

•	grant any increase in salary, incentive compensation or employee benefits, pay any bonuses or accelerate the vesting of any employee benefits, except to the extent required under existing employee benefits plans, applicable law, or for increases in salary in the ordinary course of business consistent with past practice;

•	assume any indebtedness, enter into any new credit agreements or amend any existing credit agreements, incur any indebtedness for borrowed money except in the ordinary course of business for working capital purposes under existing facilities, ordinary course payments or ordinary course trade receivables financing, or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or business;

•	make or offer to make any acquisition, except for purchases of inventory or supplies made in the ordinary course of business consistent with past practice and except for capital expenditures made as permitted by the next bullet;

•	make any capital expenditures in excess of $5 million, except for those we had approved as of the date of the merger agreement;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets, except in the ordinary course of business and consistent with past practice;

•	make any tax elections which result in a material change in a tax liability or tax refund, waive any restriction on any assessment period relating to a material amount of taxes or settle or compromise any material amount of tax liability or refund or change our tax accounting policies;

•	pay, discharge or satisfy or settle any material claim, liability, obligation, action or proceeding except in the ordinary course of business consistent with past practice;

•	enter into, terminate or amend any material contract, other than renewals without changes on terms that would be materially adverse to us;

•	using reasonable best efforts, not permit any material insurance policy to be terminated or cancelled or materially impaired;

•	adopt or implement any change in our material accounting principles and practices, except to the extent required by accounting principles generally accepted in the United States; or

•	agree or make any commitment to take any action described above.
No Solicitation of Other Offers
      The merger agreement provides that neither we nor our representatives will:

•	encourage, initiate or solicit (including by way of furnishing information or assistance), or take any other action to facilitate inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	participate in negotiations or discussions with, or furnish or disclose any information to, any person in connection with any acquisition proposal;

•	release any person from, or waive any rights under, any confidentiality, standstill, or similar agreement;

•	withdraw, modify or qualify, or take any action or make any statement inconsistent with, our board of directors’ recommendation that our stockholders vote to adopt the merger agreement; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any agreement, letter of intent, agreement in principle, acquisition agreement, or other instrument contemplating or otherwise relating to any acquisition proposal.
      Prior to stockholder approval, and provided that York has complied with its obligations under the non-solicitation covenant, York’s board of directors is permitted to engage in discussions and negotiations with respect to an unsolicited competing business combination proposal if it determines in good faith, after consulting with its financial advisors and outside legal counsel, that the competing proposal is or is reasonably likely to be a “superior proposal” relative to the Johnson Controls transaction, that the person making the competing proposal is reasonably capable of completing a “superior proposal” and that the failure to engage in discussions regarding the proposal would constitute a violation of its fiduciary duties under applicable law, and before engaging in the discussions or negotiations, it:

•	provides to Johnson Controls at least three days’ notice of its intention to participate in discussions or share nonpublic information;

•	receives an executed confidentiality and standstill agreement containing terms no less favorable than the agreement with Johnson Controls; and

•	provides or discloses to Johnson Controls the same nonpublic information it makes available to a third party to the extent not previously disclosed to Johnson Controls.
In addition, as described below under “— Termination of the Merger Agreement,” under certain circumstances York may change its recommendation with respect to the merger agreement and terminate the merger agreement to enter into a superior proposal.
      We have agreed to give Johnson Controls three business days’ prior notice of:

•	our participating in discussions or negotiations with any third party;

•	any meeting of our board of directors where we plan to consider whether an acquisition proposal constitutes a superior proposal; and

•	any other meeting of our board of directors at which the board of directors is reasonably expected to discuss or consider any acquisition proposal.

      In addition, during the three business day notice period prior to any meeting of our board to consider whether an acquisition proposal constitutes a superior proposal, we have agreed that we would negotiate in good faith with Johnson Controls in an effort to make adjustments to the terms of the merger that will result in any competing acquisition proposal ceasing to be a superior proposal. We have also agreed to keep Johnson Controls informed of the identity of any person making an acquisition proposal and the status and terms of any proposals, discussions or negotiations.
      For purposes of the merger agreement, the term “acquisition proposal” means any of the following involving us or any of our subsidiaries:

•	a merger, consolidation, share exchange or other business combination;

•	a direct or indirect acquisition or purchase of a business of York or its assets representing 10% or more of our consolidated assets, revenues, net income or 10% or more of the equity securities of York or any of our subsidiaries; or

•	a tender offer or exchange offer for 10% or more of our outstanding shares.
      For purposes of the merger agreement, the term “superior proposal” means an unsolicited, bona fide, written, fully-financed or reasonably capable of being fully-financed proposal made by a third party to acquire all of the issued and outstanding shares of York common stock pursuant to a tender offer or a merger, or to acquire all of the properties and assets of York on terms and conditions that a majority of the members of the board of directors of York determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the proposal’s terms and conditions, is more favorable to York’s stockholders from a financial point of view than the merger (including as its terms may have been adjusted by Johnson Controls) and is reasonably likely to be consummated.
Conditions to the Merger
      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the merger agreement must be adopted by the holders of York common stock;

•	there must not be in effect any law, judgment, decree, injunction, order or proceeding by any governmental entity prohibiting the merger; and

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Act must have expired or been terminated and the approval of the merger by the European Commission must have been granted pursuant to the European Commission merger regulations.
      Conditions to Johnson Controls’ Obligations. The obligation of Johnson Controls to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the date we complete the merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to the materiality standards set forth in the merger agreement, and we must have delivered to Johnson Controls a certificate to that effect;

•	we must have performed in all material respects all obligations that we are required to perform prior to the date we complete the merger, and we must have delivered to Johnson Controls a certificate to that effect;

•	nothing must have occurred after the date of the merger agreement, including anything reflecting a material adverse change in the matters disclosed in York’s disclosure schedule of a nature that would not reasonably be expected based on the content of such disclosure, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on York;

•	except as would not reasonably be expected to have a material adverse effect on Johnson Controls, all required actions by and filings with governmental entities under any regulatory laws besides the Hart-Scott-Rodino Act and the European Commission merger regulations must have been taken or made; and

•	the total number of shares that have not voted for the merger and the holders of which have duly demanded appraisal of those shares under Delaware law will not have exceeded 15% of our issued and outstanding shares as of the completion of the merger.
      Conditions to Our Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Johnson Controls’ representations and warranties must be true and correct as of the date of the merger agreement and as of the date we complete the merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to the materiality standards set forth in the merger agreement, and Johnson Controls must have delivered a certificate to us to that effect;

•	Johnson Controls must have performed in all material respects all obligations that it is required to perform prior to the date we complete the merger, and Johnson Controls must have delivered a certificate to us to that effect; and

•	all required actions by and filings with governmental entities under any regulatory laws besides the Hart-Scott-Rodino Act and the European Commission merger regulations must have been taken or made to the extent that failure to take or make, as applicable, would reasonably be expected to result in an order requiring disgorgement of the merger consideration.
      The merger agreement permits each of York and Johnson Controls to waive conditions to its respective obligation to complete the merger. Any waiver must be in writing and would be effective only as to the waiving party.
Termination of the Merger Agreement
      We and Johnson Controls may by mutual written consent terminate the merger agreement at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained.
      In addition, either we or Johnson Controls may terminate the merger agreement if:

•	any law makes completion of the merger illegal or if any final and nonappealable order prohibits completion of the merger, or if any governmental entity that must grant a required regulatory approval has denied approval of the merger and the denial has become final and nonappealable, unless the party entitled to rely on the condition requiring receipt of the regulatory approval elects to waive receipt of such approval;

•	the merger has not been completed by April 30, 2006, unless the failure to complete the merger by that date is due to the terminating party’s breach of the merger agreement;

•	there is a breach by the other party that would cause the failure of the closing conditions relating to representations and warranties and covenants described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•	our stockholders fail to adopt the merger agreement at the special meeting or any adjournment thereof at which a vote was taken, except that we may not terminate for this reason if our breach caused the failure to obtain the required affirmative vote.
      Johnson Controls may terminate the merger agreement if:

•	our board of directors withdraws or modifies its recommendation to York stockholders for adoption of the merger agreement in a manner which is adverse to Johnson Controls;

•	we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals or requiring us to call the special meeting or to promptly prepare and mail this document; or

•	our board of directors recommends to our stockholders any competing transaction or we enter into an agreement relating to any competing transaction.
      We may terminate the merger agreement without Johnson Controls’ consent if our board of directors approves or recommends, or we enter into an agreement with respect to, a competing transaction if:

•	our board of directors complies with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals as described above;

•	our board of directors, after consultation with a financial advisor of nationally recognized reputation in similar transactions, reasonably determines in good faith that the competing transaction is a superior proposal (after taking into account any adjustments of the terms of the merger proposed by Johnson Controls under the process described in the non-solicitation provisions of the merger agreement);

•	our board of directors has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise its right to terminate the merger agreement would constitute a violation of its fiduciary duties under applicable law; and

•	we pay a termination fee to Johnson Controls as described below.
Termination Fee
      We must pay to Johnson Controls a fee of $76 million if the merger agreement is terminated:

•	by us in connection with exercise of our termination rights as set forth above to enter into a competing transaction concurrently with our acceptance of a competing transaction;

•	by Johnson Controls if we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals or requiring us to call the special meeting or mail the proxy statement; or

•	by Johnson Controls if our board of directors withdraws or modifies its recommendation for adoption of the merger agreement in a manner which is adverse to Johnson Controls or recommends to York’s stockholders, or we enter into an agreement with respect to, any competing transaction proposed by a third party.

      In addition, if the merger agreement is terminated:

•	by either Johnson Controls or us if stockholder adoption of the merger agreement is not obtained at the special meeting or any adjournment thereof at which a vote was taken;

•	by either Johnson Controls or us if the merger is not completed on or before April 30, 2006; or

•	by Johnson Controls if we have breached any of our representations, warranties or covenants in the merger agreement and such breach would cause Johnson Controls’ conditions to the merger not to be satisfied, and the breach is not or cannot be cured within 30 days after written notice of the breach; and

prior to the date of the termination of the merger agreement:

•	a competing transaction proposal was publicly announced or there was otherwise publicly communicated an intention to make a competing transaction, and

•	within 12 months of the termination of the merger agreement, we or one of our subsidiaries completes a competing transaction or enters into a definitive agreement with respect to a competing transaction, the termination fee would be payable upon the earlier of our entry into a definitive agreement with respect to a competing transaction or the completion of the competing transaction.
Employee Benefits
      The merger agreement contains agreements of the parties with respect to various employee benefit matters, which are briefly described below.

      In the merger agreement, Johnson Controls has agreed that, until December 31, 2006, it will provide York employees with compensation and employee benefits (other than equity-based compensation, which is at the discretion of Johnson Controls) that are no less favorable, in the aggregate, than the compensation and benefits provided them immediately prior to the completion of the merger.
      Johnson Controls has also agreed to provide York employees with past service credit for purposes of eligibility, vesting and (other than under defined benefit pension plans) benefit accruals under Johnson Controls’ benefit plans, and Johnson Controls has agreed to waive certain exclusions (e.g., pre-existing condition limitations) under its health, dental and vision benefit plans.
      In addition, Johnson Controls has agreed to honor each of York’s existing employment and change of control agreements and York’s obligations under its incentive compensation plans.
      From and after completion of the merger, Johnson Controls will indemnify current and former directors and officers of York and its subsidiaries for events occurring prior to the completion of the merger to the fullest extent permitted by York’s organizational documents. Johnson Controls will cause current directors and officers of York and its subsidiaries to be covered for six years after completion of the merger by a director and officer insurance policy maintained by York (or a substitute policy providing at least the same coverage as the York policy and having terms and conditions that are not less advantageous than those in the York policy), up to a specified annual premium limit.
Expenses
      The party incurring any costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement will pay those costs and expenses.
Amendment
      The parties may mutually agree to amend the merger agreement by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by our stockholders, except as otherwise provided by applicable law. After adoption of the merger agreement by our stockholders, for any amendment requiring approval of our stockholders under applicable law, we would resolicit the vote of our stockholders to approve the amendment of the merger agreement. All amendments to the merger agreement must be in writing signed by us, Johnson Controls and YJC Acquisition Corp.
Surrender of Stock Certificates; Payment for Shares
      We and Johnson Controls have appointed Wells Fargo Bank, N.A. as the paying agent. As of the effective time of the merger, Johnson Controls will deliver to the paying agent an amount in cash equal to the aggregate merger consideration.
      Promptly following the completion of the merger, the paying agent will mail to each holder of record of our shares a letter of transmittal describing the procedure for submitting certificates representing shares of common stock to receive payment of the merger consideration. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a stock certificate together with a properly completed letter of transmittal, be entitled to receive $56.50 in cash (less applicable withholding taxes and without interest) for each share of common stock represented by such certificate. No interest will be paid or accrued on the merger consideration.
Appraisal Rights
      Pursuant to Section 262 of the DGCL, any holder of York common stock may dissent from the merger and elect to have the fair value of his or her shares of York common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this document as Appendix C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of York common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of York common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights.
      Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of a corporation’s stockholders, as in the case of the adoption of the merger agreement by York’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This document constitutes that notice, and the applicable statutory provisions are attached to this document as Appendix C. Any holder of York common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.
      Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do each of the following:

•	The stockholder must not vote in favor of adoption of the merger agreement.

•	The stockholder must deliver to York a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger, since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.
      Neither voting (in person or by proxy) against, abstaining from voting on, nor failing to vote on the proposal to adopt the merger agreement will by itself constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
      Only a holder of record of shares of York common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of York common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates and should specify the stockholder’s name and mailing address, the number of shares of York common stock owned and that the stockholder intends to demand appraisal of his or her York common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers or nominees to determine the appropriate procedures for the making of a demand for appraisal by that broker or nominee.
      A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: Corporate Secretary, 631 South Richland Avenue, York, Pennsylvania 17403.
      If the merger agreement is adopted, York will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of York who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of York common stock held by all dissenting stockholders.
      Under the merger agreement, York has agreed to give Johnson Controls prompt notice of any demands for appraisal received by it and attempted withdrawals of those demands. Johnson Controls will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the

DGCL. Prior to completion of the merger, York will not, except with the prior written consent of Johnson Controls, settle, offer to settle or make any payment with respect to any demands for appraisal.
      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.
      If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to that stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of York common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $56.50 merger consideration.
      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).
      Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into solely the right to receive the merger consideration.

MARKET PRICE OF YORK COMMON STOCK AND
DIVIDEND INFORMATION
      York common stock is traded on the New York Stock Exchange. The following table sets forth the high and low closing prices of shares of York common stock as reported on the New York Stock Exchange (rounded to the nearest cent), and the quarterly cash dividends declared per share for the periods indicated.

	Market Prices

	High	Low	Dividend(1)

2003
First Quarter	$26.27	$18.50	$0.15
Second Quarter	$27.25	$20.57	$0.15
Third Quarter	$36.22	$22.49	$0.15
Fourth Quarter	$40.77	$33.00	$0.15
2004
First Quarter	$39.64	$35.80	$0.20
Second Quarter	$43.10	$34.76	$0.20
Third Quarter	$41.14	$30.52	$0.20
Fourth Quarter	$38.92	$29.14	$0.20
2005
First Quarter	$40.45	$31.94	$0.20
Second Quarter	$41.93	$37.17	$0.20
Third Quarter	$57.59	$37.70	$0.20
Fourth Quarter (through November 7, 2005)	$56.32	$55.85	(2)

(1)	Pursuant to the merger agreement, until the effective time of the merger, York may not declare and pay quarterly dividends, other than (i) the regular cash dividend of $0.20 per share in respect of the third fiscal quarter of 2005, and (ii) in the event the parties agree that the merger is not anticipated to be competed prior to January 31, 2006, the regular cash dividend of $0.20 per share in respect of the fourth fiscal quarter of 2005.

(2)	Cash dividends have not been declared.

      On August 23, 2005, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of York common stock on the New York Stock Exchange was $40.84 per share. York stockholders are encouraged to obtain current market quotations for York common stock.
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information concerning entities that are known by us to own more than five percent of the outstanding shares of our common stock and information as of September 30, 2005 with respect to beneficial ownership of shares of our common stock. In the case of directors and executive officers, this assumes exercise of options exercisable within 60 days of such date, by each director, by the named executive officers and by all directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.

	Total
	Amount	Percent
	of Beneficial	of
Name and Address	Ownership(1)	Class

Barclays Global Investors, NA(2)	2,733,591	6.36%
45 Fremont Street San Francisco, CA 94105
FMR Corporation(3)	2,612,200	6.08%
82 Devonshire St. Boston, MA 02109
Gerald C. McDonough(4)	113,838	*
W. Michael Clevy(5)	46,513	*
J. Roderick Heller, III(6)	16,646	*

	Total
	Amount	Percent
	of Beneficial	of
Name and Address	Ownership(1)	Class

Robert F. B. Logan(7)	148,770	*
Paul J. Powers(8)	45,188	*
Donald M. Roberts(9)	129,668	*
James A. Urry(10)	56,823	*
C. David Myers(11)	315,416	*
Thomas F. Huntington(12)	137,738	*
Peter C. Spellar(13)	247,526	*
Wayne J. Kennedy(14)	176,034	*
All directors and executive officers of York as a group (21 persons)(15)	1,985,658	4.39%

*	Represents less than 1.0% of the aggregate shares of common stock outstanding.

(1)	Includes shares issuable upon exercise of options that are exercisable within 60 days of September 30, 2005.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 on behalf of itself and Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited; Bronco (Barclays Cayman) Limited; and Palomino Limited. In its Schedule 13G, Barclays Global Investors, NA reported that it had sole power to vote 2,525,178 shares and sole power to dispose of 2,733,591 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2005 on behalf of itself, Edward C. Johnson 3d and Abigail P. Johnson. In its Schedule 13G, FMR Corporation reported that it had sole power to vote 42,500 shares and sole power to dispose of 2,612,200 shares.

(4)	Includes 44,326 shares issuable upon exercise of options.

(5)	Includes 36,326 shares issuable upon exercise of options.

(6)	Includes 7,326 shares issuable upon exercise of options.

(7)	Includes 200 shares owned by Mr. Logan’s wife as to which Mr. Logan has no voting or investment power and disclaims beneficial ownership, 46,326 shares issuable upon exercise of options, and 7,989 shares representing director fees deferred into the York Common Stock Fund of York’s Deferred Compensation Plan.

(8)	Includes 36,326 shares issuable upon exercise of options.

(9)	Includes 27,357 shares owned by Mr. Roberts’ adult children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 44,326 shares issuable upon exercise of options, and 1,087 shares representing Director fees deferred into the York Common Stock Fund of York’s Deferred Compensation Plan.

(10)	Includes 44,326 shares issuable upon exercise of options, and 8,635 shares representing Director fees deferred into the York Common Stock Fund of York’s Deferred Compensation Plan.

(11)	Includes 152,499 shares issuable upon exercise of options.

(12)	Includes 104,400 shares issuable upon exercise of options.

(13)	Includes 28,000 shares held in trust for Mr. Spellar’s children and 500 shares owned by his wife, as to which he disclaims any beneficial ownership, and 155,333 shares issuable upon exercise of options.

(14)	Includes 136,166 shares issuable upon exercise of options.

(15)	Includes 1,187,005 shares issuable upon exercise of options.

FORWARD-LOOKING STATEMENTS
      This document contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other materials released to the public. These forward-looking statements are intended to provide our current expectations or plans for future operating and financial performance based on assumptions currently believed to be valid.
      To the extent we have made “forward-looking statements,” certain risk factors could cause actual results to differ materially from those anticipated in such forward-looking statements including, but not limited to:

•	Failure to obtain governmental approvals of the merger or otherwise to complete the merger, or any potential adverse conditions to receiving governmental approvals;

•	Changes in competition within specific markets and/or geographies;

•	Introduction of new competitive products;

•	Changes in government regulation, including, but not limited to, environmental, tax laws, and economic policy;

•	Legal actions, including pending and unasserted claims;

•	Loss of patented technology;

•	Events that create a negative image for our trademarks;

•	Work stoppages;

•	Price and availability of raw materials, components and energy;

•	Realization of benefits from our cost reduction initiatives;

•	Changes in individual country or regional economies, including, but not limited to, Latin America, the Middle East and China;

•	Acts of war or terrorism;

•	Changes in commercial and residential construction markets;

•	Significant changes in customer orders;

•	Significant product defects or failures;

•	Failure to successfully implement information technology systems;

•	Unfavorable outcome of our UPG furnace inspection and remediation program including, but not limited to, significant changes in assumptions used to estimate our repair costs and the number of units requiring repair; and

•	Changes in tax legislation in jurisdictions where we have significant operations.
      Unseasonably cool weather in various parts of the world could adversely affect our Global Applied air conditioning business and, similarly, unseasonably cool weather in the U.S. could impact our UPG and Bristol Compressors businesses. Bristol and UPG are also impacted by the successful development, introduction and customer acceptance of new products. Our Bristol Compressors business may also be affected by the risks associated with its use of a single source of motors for its products. The Global Applied air conditioning business could also be affected by a further slowdown in the large chiller market and by the acceptance of new product introductions. Global Applied could be negatively impacted by reductions in commercial construction and the establishment of new entrants into China’s applied systems market impacting our ability to grow at current levels. Our ability to effectively implement price increases to offset higher costs is dependent on market conditions and the competitive environment. The financial position and financial results of our foreign locations could be negatively impacted by the translation effect of currency fluctuations and by political changes including nationalization or expropriation of assets. In addition, our overall performance could be affected by declining worldwide economic conditions or slowdowns resulting from world events.
FUTURE STOCKHOLDER PROPOSALS
      We intend to hold an annual meeting in 2006 only if the merger is not completed. In order to be eligible for inclusion in York’s proxy materials for next year’s annual meeting of stockholders, if such a meeting be held, any stockholder proposal must be received at York’s executive office at 631 South Richland Avenue, York, Pennsylvania 17403 on or before December 12, 2005. To be considered for presentation at next year’s annual meeting, if such a meeting is held, stockholder proposals must be received at York’s executive office no more than 90 nor less than 60 days prior to the anniversary of the 2005 annual meeting; as a result, proposals must be received between February 24, 2006 and March 27, 2006. All stockholder proposals for inclusion in York’s future annual meeting proxy materials, if any, will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether it is included in York’s proxy materials), York’s certificate of incorporation and by-laws, and Delaware law.

WHERE YOU CAN FIND MORE INFORMATION
      The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.
      This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our businesses.

York SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Current Reports on Form 8-K	January 11, 2005, February 1, 2005, February 16, 2005, March 14, 2005, March 29, 2005, April 5, 2005, May 17, 2005, May 31, 2005, June 7, 2005, June 30, 2005, August 25, 2005, August 30, 2005, September 22, 2005 and October 26, 2005 (other than those portions furnished under Item 2.02 or 7.01)
Annual Meeting Proxy Statement on Schedule 14A	Filed on April 22, 2005
      We also incorporate by reference additional documents that may be filed with the SEC between the date of this document and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC’s internet website as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them from us in writing or by telephone at the following address or telephone number:
York International Corporation
Investor Relations Department
631 South Richland Avenue
York, Pennsylvania 17403
(717) 771-7436
      We will send you any of these documents by first class mail within one business day of your request.
      You may also read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.
      You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from what is contained in this document or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated November 8, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date. The mailing of this document to stockholders does not create any implication to the contrary.
      This document contains a description of the representations and warranties that each of Johnson Controls and York made to the other in the merger agreement. Representations and warranties made by York and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the relevant agreement, and may have been included in the relevant agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties in the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
among
JOHNSON CONTROLS, INC.,
YJC ACQUISITION CORP.
and
YORK INTERNATIONAL CORPORATION
dated as of
August 24, 2005

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	8.13(a)
Affiliates	8.13(b)
Agreement	Preamble
Business Day	8.13(c)
Capitalization Date	3.2(a)
Certificate of Merger	1.3
Certificates	2.2
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Preamble
Company Board Approval	3.7
Company Common Stock	Recitals
Company Contract	8.13(d)
Company Disclosure Schedule	Article 3
Company Intellectual Property	3.13(a)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Stockholder Vote	3.3
Company Restricted Shares	1.9(c)
Company SEC Reports	3.5(a)
Company Stock-Based Award	1.9(b)
Company Stockholders Meeting	5.2(b)
Company Stock Options	1.9(c)
Company Stock Plans	3.2(a)
Company Voting Debt	3.2(a)
Confidentiality Agreement	5.13
Contract	3.4(a)
DGCL	1.1
Dissenting Shares	2.10
D&O Insurance	5.6
DOJ	5.4(c)
EC Merger Regulation	3.4(b)
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(b)
Exchange Act	3.4(b)
Foreign Benefit Plan	3.14(l)
FTC	5.4(c)

A-iv

Defined Term	Section

GAAP	3.5(b)
Governmental Entity	3.4(b)
Hazardous Substance	8.13(e)
HSR Act	3.4(b)
Intellectual Property Rights	8.13(f)
Law	3.4(a)
Liens	3.2(b)
Material Adverse Effect	8.13(g)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
Multiemployer Plan	3.14(b)
Necessary Consents	3.4(b)
Order	3.4(a)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent SEC Reports	4.4(a)
Paying Agent	2.1
PBGC	3.14(c)
Person	8.13(h)
Proxy Statement	5.2(a)
Regulatory Law	8.13(i)
Representatives	5.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
SPP Shares	1.9(g)
Stock Purchase Plan	1.9(g)
Subsidiaries	8.13(j)
Superior Proposal	8.13(k)
Surviving Corporation	1.1
Taxes	8.13(l)
Tax Return	8.13(m)
Termination Date	7.1(b)

A-v

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and effective as of August 24, 2005 among JOHNSON CONTROLS, INC., a Wisconsin corporation (“Parent”), YJC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and YORK INTERNATIONAL CORPORATION, a Delaware corporation (“Company”).
      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company desire to enter into a transaction whereby Merger Sub will merge with and into Company (the “Merger”), pursuant to which each issued and outstanding share of Common Stock, par value $.005 per share, of Company (“Company Common Stock”) not owned directly or indirectly by Company will be converted into the right to receive the Merger Consideration; and
      WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
      WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
      Section 1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Company at the Effective Time. Following the Effective Time, Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall terminate.
      Section 1.2.     Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than conditions which by their nature are to be satisfied at Closing, or such other time and date as Parent and Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). The Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Parent and Company shall agree in writing.
      Section 1.3.     Effective Time. At the Closing, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and Company shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
      Section 1.4.     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.
      Section 1.5.     Certificate of Incorporation. The Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended to reflect only the provisions set forth in the Certificate of Incorporation of Merger Sub, and the Certificate of Incorporation of Company, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

      Section 1.6.     By-Laws. The Amended and Restated By-Laws of Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.
      Section 1.7.     Officers and Directors. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.8.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c) and Dissenting Shares as provided in Section 2.10) shall be converted into the right to receive an amount in cash equal to $56.50, without interest (the “Merger Consideration”).

(b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise expressly provided in this Agreement or by applicable Law.

(c) Each share of Company Common Stock that is owned directly or indirectly by Company at the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
      Section 1.9.     Company Stock Options and Other Equity-Based Awards.
      (a) All awards granting restricted shares of Company Common Stock from Company that have not vested (collectively, “Company Restricted Shares”) heretofore granted under any Company Stock Plan shall, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all Company Restricted Shares to become shares of Company Common Stock that are converted into the right to receive the Merger Consideration as provided in Section 1.8(a).
      (b) Each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, deferred stock units and dividend equivalents), other than Company Restricted Stock, Company Stock Options or rights to acquire SPP Shares (collectively, “Company Stock-Based Awards”), heretofore granted under any Company Stock Plan shall, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, and each Company Stock-Based Award shall be converted into the right to receive an amount equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock to which such Company Stock-Based Award relates.
      (c) All outstanding options to acquire shares of Company Common Stock from Company other than SPP Shares (collectively, “Company Stock Options”) heretofore granted under any Company Stock Plan, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.
      (d) The Company Stock Plans, including the portion of the Employee Benefit Plans described in Section 1.9(b) that provide for the grant of Company Stock-Based Awards, shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of Company or any of its Subsidiaries, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, deferred stock units and dividend equivalents), shall be canceled, effective as of the Effective Time, without any liability on the part of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement).
      (e) No Person shall have any right under the Company Stock Plans, including the Employee Benefit Plans described in Section 1.9(b), or under any other plan, program, agreement or arrangement with respect to equity interests of Company or any of its Subsidiaries, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, deferred stock units and dividend equivalents, at and after the Effective Time (except as otherwise expressly set forth in this Section 1.9 or Article 2).
      (f) Subject to any deferral election with respect to Company Stock-Based Awards then in effect, reasonably promptly, and in no event later than 48 hours, after the Effective Time, the Surviving Corporation shall pay to each holder of Company Stock Options and Company Stock-Based Awards that consents to the treatment that this Section 1.9 contemplates in respect of all of such holder’s Company Stock Options and Company Stock-Based Awards the cash payments specified in this Section 1.9. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9, provided that the cash proceeds payable with respect to any Company-Stock Based Awards subject to deferral elections shall be deemed invested for the applicable deferral period in hypothetical investments selected by the holders of such Company Stock-Based Awards, which shall be those offered to similarly situated employees of Parent under Parent’s Executive Deferred Compensation Plan. To the extent the Surviving Corporation or Parent is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options or Company Stock-Based Awards with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (collectively, the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Stock-Based Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
      (g) At the Effective Time, the Company’s 1992 Employee Stock Purchase Plan (the “Stock Purchase Plan”) shall terminate. In connection with such termination, the Exercise Date (as defined in the Stock Purchase Plan) shall be deemed to be the date that is one day prior to the Effective Time, as a result of which each participant therein shall be entitled to receive prior to the Effective Time a number of whole and fractional shares of Company Common Stock calculated pursuant to Section 7 of the Stock Purchase Plan (the “SPP Shares”) and Company shall retain accumulated payroll deductions, thereby causing all such SPP Shares to become shares of Company Common Stock that are converted into the right to receive the Merger Consideration as provided in Section 1.8(a).
      Section 1.10.     Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options or Company Stock-Based Awards) the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE 2
CONVERSION OF SHARES
      Section 2.1.     Paying Agent. As of the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.
      Section 2.2.     Payment Procedures. Promptly, but in no event later than 48 hours, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 1.8(a) (the “Certificates”) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Parent may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of Parent that any such Taxes either have been paid or are not payable.
      Section 2.3.     Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is six months after the Effective Time shall be delivered to Parent or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
      Section 2.4.     No Liability. None of Parent, Merger Sub, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      Section 2.5.     Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, Parent.

      Section 2.6.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
      Section 2.7.     Withholding Rights. To the extent the Surviving Corporation or Parent is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
      Section 2.8.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
      Section 2.9.     Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
      Section 2.10.     Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of or consented (in writing) to the Merger and who has demanded appraisal for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such cash consideration as determined to be due to such holder as provided in the DGCL. If, however, such holder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses his, her or its right of appraisal, in any case, pursuant to the DGCL, then such holder’s shares of Company Common Stock shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.8(a), without any interest thereon, upon surrender of the certificate or certificates representing such shares. Company shall provide Parent with (a) prompt written notice of all demands for appraisal of shares of Company Common Stock that are received by Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to all such demands. Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or otherwise negotiate any such demands. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that is not distributed to holders of shares of Company Common Stock pursuant to the other provisions of this Article 2 because such holders properly exercised and perfected their dissenters’ rights with respect to thereto in accordance with the DGCL may be paid to the holders of such Dissenting Shares upon written instructions from Parent to the Paying Agent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
      Except as set forth in the disclosure schedule delivered by Company to Parent prior to the execution and delivery of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in, or as an exception to, one or more representations or warranties contained in this Article 3, provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Company) (the “Company Disclosure Schedule”), Company represents and warrants to Parent and Merger Sub as follows:
      Section 3.1.     Organization and Qualification. Each of Company and its material Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be so standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The copies of the Amended and Restated Certificate of Incorporation and By-Laws of Company, including any amendments thereto, that have been delivered by Company to Parent are correct and complete copies of such instruments as presently in effect.
      Section 3.2.     Capitalization.
      (a) As of August 24, 2005 (the “Capitalization Date”), the authorized capital stock of Company consists entirely of (a) 200,000,000 shares of Company Common Stock, of which 42,218,839 shares of Company Common Stock are issued and outstanding and 4,528,507 shares of Company Common Stock are held in the treasury of Company, and (b) 10,000,000 shares of Preferred Stock, $.005 par value per share, of Company, none of which are issued and outstanding or held in the treasury of Company. All issued and outstanding shares of capital stock of Company and its Subsidiaries are validly issued, fully paid and nonassessable. As of the Capitalization Date, there are (i) Company Stock Options representing in the aggregate the right to acquire 4,004,543 shares of Company Common Stock and (ii) Company Restricted Shares relating to in the aggregate 587,035 shares of Company Common Stock under Company’s Amended and Restated 2002 Omnibus Plan, Amended and Restated 1992 Omnibus Stock Plan and Management Stock Purchase Plan (collectively, the “Company Stock Plans”). As of the Capitalization Date, there are Company Stock-Based Awards relating to in the aggregate 249,475 shares of Company Common Stock under the Company Stock Plans. Schedule 3.2 to the Company Disclosure Schedule sets forth a correct and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, the number of unvested Company Restricted Shares or other rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock, granted under the Company Stock Plans, the Employee Benefit Plans or otherwise, and the holders who are executive officers of Company (including break-downs by individuals for holders who are executive officers of Company), the dates of grant and the exercise prices thereof and the Company Stock Plan or Employee Benefit Plan under which such Company Stock Options, Company Restricted Shares or Company Stock-Based Awards were granted. No bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its material Subsidiaries. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (a) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or any of its material Subsidiaries or any Company Voting Debt, (b) obligating Company or any of its material Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (c) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of Company or any of its material Subsidiaries.
      (b) Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its material Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by Company or another of its Subsidiaries, is set forth in Schedule 3.2(b) to the Company Disclosure Schedule. A correct and complete list of all material corporations, partnerships, limited liability companies, associations and other entities (excluding Company’s Subsidiaries) in which Company or any Subsidiary of Company owns any joint venture, partnership, material strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by Company or any of its Subsidiaries, is set forth in Schedule 3.2(b) to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Schedule 3.2(b) to the Company Disclosure Schedule, Company does not own, directly or indirectly, any material capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity (excluding Company’s Subsidiaries) set forth in Schedule 3.2(b) to the Company Disclosure Schedule. Parent has received a correct and complete copy of the Stock Purchase Plan and all “rules” or “regulations” (as those terms are used in the Stock Purchase Plan) issued relating to the administration of the Stock Purchase Plan.
      Section 3.3.     Authorization. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Stockholder Vote”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the Company Requisite Stockholder Vote. This Agreement has been duly executed and delivered by Company and constitutes a valid and legally binding obligation of Company enforceable in accordance with its terms and conditions.
      Section 3.4.     No Violation.
      (a) The execution and delivery of this Agreement by Company do not, and the consummation of the Merger and the other transactions contemplated hereby by Company will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of Company or any of its Subsidiaries pursuant to, (i) any provision of the certificate of incorporation, by-laws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, excluding the Contracts described in clause (iii) below, or any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as (A) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or (B) would not prevent or materially delay the consummation of the transactions contemplated hereby, or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that provides for or otherwise relates to any of the joint venture, partnership, strategic alliance or similar arrangements described on Schedule 3.2 to the Company Disclosure Schedule.
      (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Council Regulation No. 139/2004 of the European Community (the “EC Merger Regulation”) and other Regulatory Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the DGCL with respect to the filing of the Certificate of Merger and (iv) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are referred to as the “Necessary Consents.”
      Section 3.5.     Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.
      (a) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2002 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.
      (b) Each of the financial statements (including the related notes and schedules thereto) of Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
      (c) Except for liabilities reserved or reflected in a balance sheet included in the Company SEC Reports filed prior to the date of this Agreement, Company and its Subsidiaries have no liabilities, absolute or contingent, other than (i) liabilities incurred in the ordinary course of business after June 30, 2005 that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
      (d) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and Company has made available to Parent a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)
      (e) Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on Company’s financial statements. Company has evaluated the effectiveness of Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to Company’s auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.
      (f) Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

      (g) As of the date of this Agreement, to the knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its material Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.
      Section 3.6.     Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation regarding information provided by Parent or its Subsidiaries for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
      Section 3.7.     Board Approval. The Board of Directors of Company, by resolutions duly adopted by the unanimous vote of those directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of Company and its stockholders, (b) approved this Agreement and the Merger and the other transactions contemplated hereby and (c) recommended that the stockholders of Company adopt this Agreement and directed that such matter be submitted to a vote by Company’s stockholders at the Company Stockholders Meeting. To the knowledge of Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no similar state takeover statue is applicable to this Agreement or the Merger or the other transactions contemplated hereby. None of Company, any of its Subsidiaries or any of the Representatives has disclosed, at any time during the ninety-day period immediately preceding the date of this Agreement, any nonpublic information to any Person other than Parent in connection with any Acquisition Proposal.
      Section 3.8.     Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2004, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Parent under clauses (b) (in respect of Company only), (d) (in respect of Company only), (g), (h)(i), (i), (j), (k) or (o) of Section 5.1 if such action was taken after the date of this Agreement, (c) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company and (d) neither Company nor any of its Subsidiaries has increased the compensation or benefits of any director or officer, or taken any similar action, except, in the case of this clause (d), (i) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement, (ii) to the extent required by applicable Law or (iii) for increases (other than in equity-based compensation) in the ordinary course of business consistent with past practice. Without limitation, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2003, neither Company nor any of its Subsidiaries has adopted or entered into any arrangement that is a material Foreign Benefit Plan.
      Section 3.9.     Litigation; Orders. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or to prevent or materially delay the consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, none of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or to prevent or materially delay the consummation of the transactions contemplated hereby.
      Section 3.10.     Permits; Compliance with Laws. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of Company Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Company and its Subsidiaries are in compliance with, and Company and its Subsidiaries have not received any notices of noncompliance with respect to, any Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Without limitation, during the five years prior to the date of this Agreement, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other Person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries; (c) violated any provision that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, except, in each case, where such acts, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
      Section 3.11.     Tax Matters.
      (a) All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the consolidated balance sheet of Company and its Subsidiaries for the fiscal quarter ended June 30, 2005 included in the Company SEC Reports (the “Recent Balance Sheet”) have been paid or have been included in a liability accrual for Taxes on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount (relative to the results of operations of Company or such Subsidiary and taking into account changes in Tax rates and other changes in applicable Tax law) with past practices of Company or such Subsidiary.
      (b) Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were and are correct and complete, except for failures to so file or failures to be so correct and complete that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
      (c) Each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, except for failures to withhold, collect or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

      (d) No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. There are no outstanding waivers or comparable consents that have been given by Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. There are no Liens on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay Taxes, other than statutory Liens for Taxes that are not yet due and payable.
      (e) Neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between or among Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes.
      (f) Company has not during the last five years been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. Each of Company’s Subsidiaries has never been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which Company was the parent corporation.
      (g) Neither Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Regs. §1.6011-4 or Section 6707A(c) of the Code. Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries has received a Tax opinion (other than an unqualified “will” level opinion) with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Neither Company nor any of its Subsidiaries has participated in a defeasance of rent, interest or principal with respect to a lease arrangement to which it is a party.
      (h) Neither Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending on the date of this Agreement.
      Section 3.12.     Environmental Matters.
      (a) Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that

Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.
      (b) Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company’s or any of its Subsidiaries’ properties or any other properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company, (iii) reason to know of the presence of any Hazardous Substances on, under or at any of Company’s or any of its Subsidiaries’ properties or any other properties but arising from the conduct of operations on Company’s or any of its Subsidiaries’ properties, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ properties or any other properties, in the case of both subclause (A)and (B), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.
      (c) No Environmental Law imposes any obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement or consent Order.
      Section 3.13.     Intellectual Property.
      (a) Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized by Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). To conduct the business of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any material Intellectual Property Rights that Company and its Subsidiaries do not already own or license. Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries, except where such infringement or misappropriation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
      (b) No claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened by any Person (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property, except where such claims, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
      Section 3.14.     Employee Benefits.
      (a) Schedule 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by Company or any of its

Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”); provided, however, that Schedule 3.14(a) to the Company Disclosure Schedule does not include Employee Benefit Plans that Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction other than the United States; provided, further, that the Foreign Benefit Plans (as defined below) are not listed on Schedule 3.14(a) to the Company Disclosure Schedule, but Company shall provide Parent with a correct and complete list of such plans within thirty (30) days following the date hereof.
      (b) Schedule 3.14(b) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan or other employee benefit arrangement that is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA, and to which the Company, any of its subsidiaries or any entity within the same “controlled group” as Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) contributes, has an obligation to contribute or has any liability. With respect to each plan disclosed on Schedule 3.14(b) to the Company Disclosure Schedule that is a Multiemployer Plan: (i) if Company, any of its Subsidiaries or any ERISA Affiliate was to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred; and (ii) none of Company, any of its Subsidiaries or any ERISA Affiliate has received any notification, nor has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated. During the last five years, none of Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.
      (c) Schedule 3.14(c) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan or other employee benefit arrangement that is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and to which the Company, any of its Subsidiaries or any ERISA Affiliate contributes, sponsors or maintains. None of Company, any of its Subsidiaries or any ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans set forth on Schedule 3.14(a) or any other plan, fund or program ever maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan. No “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived.
      (d) Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans, except as limited by the terms of a collective bargaining agreement or contract with an individual or to the extent applicable Law would prohibit the Company or any Subsidiary from so reserving such right.
      (e) The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.
      (f) None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.
      (g) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, there are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, there are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.
      (h) All Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. All contributions or premiums required to be made with respect to an Employee Benefit Plan, whether by law or pursuant to the terms of the plan or any contract that funds the benefits due thereunder, have been made when due. With respect to any Employee Benefit Plan the liabilities of which have been disclosed on Company’s financial statements as included in the Company SEC Reports filed prior to the date of this Agreement, no event has occurred since the date of such disclosure that has resulted in a material increase in such liabilities.
      (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of Company or any of its Subsidiaries that would create any liability to Company, any of its Subsidiaries, Parent or the Surviving Corporation or their respective Affiliates after consummation of the Merger.
      (j) Neither Company nor any of its Subsidiaries is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code. Schedule 3.14(j) to the Company Disclosure Schedule sets forth each Employee Benefit Plan that provides for a payment upon a change in control and/or any subsequent employment termination (including any agreement that provides for the cash-out or acceleration of options or restricted stock and any “gross-up” payments with respect to any of the foregoing), but excluding severance plans that are generally applicable to employees of Company and its Subsidiaries. Company makes the additional representation and warranty set forth on Schedule 3.14(j) to the Company Disclosure Schedule.
      (k) Neither Company nor any of its Subsidiaries has provided written communications to any group of its current or former employees or any of its directors of any intention or commitment to establish or implement any additional material Employee Benefit Plan or other employee benefit arrangement or to amend or modify, in any material respect, any existing Employee Benefit Plan.

      (l) With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations, (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment. There is no Foreign Benefit Plan with respect to which Company is obligated to make disclosure in the Company SEC Reports where Company has not made the disclosure so required.
      Section 3.15.     Labor Matters.
      (a) Neither Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of Company of any of its Subsidiaries. No employees of Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with Company or any of its Subsidiaries.
      (b) No labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity. To the knowledge of Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of Company or any of its Subsidiaries.
      (c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, (iii) there are no pending or, to the knowledge of Company, threatened grievances or arbitration proceedings against Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council and (iv) Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries.
      Section 3.16.     Certain Contracts.
      (a) Neither Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) has been entered into in the one-year period prior to the date of this Agreement and involves or would reasonably be expected to involve, over a period of five years or less, aggregate payments by Company and/or its Subsidiaries in excess of $25,000,000 or its foreign currency equivalent as of the date of this Agreement or payments to the

Company and/or its Subsidiaries in excess of $25,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders and other customer contracts received and accepted by Company and/or its Subsidiaries in the ordinary course of business consistent with past practice), (ii) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act and has not been so filed, (iii) by its terms materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, after the Effective Time, would by its terms materially restrict the conduct of any line of business by Parent or any of its Subsidiaries, (iv) provide for or otherwise relate to material joint ventures, partnerships, strategic alliances or similar arrangements or (v) is reasonably expected to result in a loss exceeding $5,000,000 or its foreign currency equivalent as of the date of this Agreement. Neither Company nor any of its Subsidiaries is a party to or bound by any option, forward purchase, hedge or similar Contract with respect to the bulk purchase of steel or copper. Company has delivered to Parent a true and complete copy of a summary supporting its disclosure under the heading “Tables of Contractual Obligations and Other Commercial Contracts as of December 31, 2004” appearing in the management’s discussion and analysis section of the Form 10-K filed by Company for the fiscal year ended December 31, 2004.
      (b) Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.
      Section 3.17.     Properties and Assets. Each of Company and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than assets held under valid leases or licenses), free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset as it is currently being used. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.
      Section 3.18.     Insurance. All material insurance policies maintained by Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the respective businesses, properties and assets of Company and its Subsidiaries and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither Company nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. The aggregate annual premiums that Company is paying with respect to Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Schedule 3.18 to the Company Disclosure Schedule.
      Section 3.19.     Opinion of Financial Advisor. Company has received the opinion of Credit Suisse First Boston LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Parent.
      Section 3.20.     No Brokers or Finders. With the exception of the engagement of Credit Suisse First Boston LLC by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Parent with a correct and complete copy of any engagement letter or other

Contract between Company and Credit Suisse First Boston LLC relating to the Merger and the other transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
      Except as set forth in the disclosure schedule delivered by Parent to Company prior to the execution and delivery of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in, or as an exception to, one or more representations or warranties contained in this Article 4, provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected have a Material Adverse Effect on Parent) (the “Parent Disclosure Schedule”), Parent represents and warrants to Company as follows:
      Section 4.1.     Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted.
      Section 4.2.     Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms and conditions.
      Section 4.3.     No Violation.
      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, by-laws or similar organizational document of Parent or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or materially delay the consummation of the transactions contemplated hereby.
      (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents.

      Section 4.4.     Filings with the SEC; Financial Statements. Except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated hereby:

(a) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2002 (collectively, including all exhibits thereto, the “Parent SEC Reports”).

(b) None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) All of the Parent SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) Each of the financial statements (including the related notes and schedules thereto) of Parent included in the Parent SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
      Section 4.5.     Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
      Section 4.6.     Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of the Merger Consideration upon the consummation of the transactions contemplated hereby and the related fees and expenses of Parent and Merger Sub.
      Section 4.7.     Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.1.     Covenants of Company. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Schedule 5.1 to the Company Disclosure Schedule or as otherwise approved in advance by Parent in writing:

(a) Ordinary Course. Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, in each case in all material respects. Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with Company and its Subsidiaries.

(b) Governing Documents. Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective certificate of incorporation, by-laws or similar organizational documents.

(c) Dividends. Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of the capital stock or any other voting securities of any of them, other than dividends and distributions by (i) a direct or indirect wholly owned Subsidiary of Company to its parent, provided that such Subsidiary and its Parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code, or (ii) a Subsidiary that is partially owned by Company or any of its Subsidiaries, provided that Company or any such Subsidiary receives or will receive its proportionate share thereof and provided further that such Subsidiary and its Parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code; provided, however, that (A) Company may declare and pay its regular quarterly cash dividend during the third fiscal quarter of 2005 at a rate not in excess of $0.20 per Share with record and payment dates consistent with the prior year and (B) if Parent and Company, acting in good faith on or prior to December 1, 2005, agree in writing that the Effective Time is not reasonably likely to occur on or prior to January 31, 2006, then Company may declare and pay its regular quarterly cash dividend during the fourth fiscal quarter of 2005 at a rate not in excess of $0.20 per Share with record and payment dates consistent with the prior year.

(d) Changes in Share Capital. Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of the capital stock or any other securities of any of them or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of the capital stock or any other securities of any of them or make any other changes in any of their capital structures (except pursuant to the exercise of Company Stock Options or pursuant to the surrender of shares of Company Common Stock to Company or withholding of shares of Company Common Stock by Company to cover withholding obligations).

(e) Employee Benefit Plans. Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any material provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of any director, officer or employee, or take any similar action, except, in the case of this clause (iii), (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, (B) to the extent required by applicable Law or (C) for increases in annual base salary in the ordinary course of business consistent with past practice.

(f) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, Company shall not, and shall not permit any of its Subsidiaries to, (i) grant, issue or sell any shares of capital stock or any other securities, including Company Voting Debt, or any benefit of any of them (including any benefit that is the same as or similar to a Company Stock-Based Award), (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (iii) take any action to accelerate the vesting of any Company Stock

Options, Company Restricted Shares or Company Stock-Based Awards or (iv) take any action under the terms of the Company Stock Plans, Employee Benefit Plans, Stock Purchase Plan or otherwise with respect to Company Stock Options, Company Restricted Shares, Company Stock-Based Awards or rights to acquire SPP Shares that is inconsistent with the treatment that Section 1.9 (and Section 5.4(d)) contemplate. Company shall not permit any employee to participate in the Stock Purchase Plan who is not a participant with respect to 2005 as of the date of this Agreement. In addition, if the Effective Time has not occurred on or prior to December 31, 2005, then Company shall suspend operation of the Stock Purchase Plan for 2006. Company shall not amend the Stock Purchase Plan or any rules and regulations thereunder in any manner that could allow a participant to purchase more shares of Company Common Stock in 2005 than would be the case under payroll deduction authorizations, the Stock Purchase Plan and the rules and regulations thereunder as of the date of this Agreement.

(g) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, (i) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date of this Agreement, in connection with ordinary course trade payments or in connection with ordinary course trade receivables financing, incur any indebtedness for borrowed money or (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person. Subject to Section 5.4(a), Company shall not, and shall not permit any of its Subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.

(h) No Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except for purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1(l).

(i) No Dispositions. Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of Company), except for any such dispositions (including trade receivables in financing transactions) in the ordinary course of business consistent with past practice.

(j) Taxes. Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election which results in a material change in a Tax liability or Tax refund, waive any restriction on any assessment period relating to a material amount of Taxes or settle or compromise any material amount of income Tax or other material Tax liability or refund or (ii) change any material aspect of Company’s or any of its Subsidiaries’ method of accounting for Tax purposes.

(k) Discharge of Liabilities. Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms or (ii) settle any material claim, action, proceeding or investigation except in the ordinary course of business consistent with past practice.

(l) Capital Expenditures. Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in respect of any capital expenditure project where the aggregate of such capital expenditures exceeds $5,000,000 or its foreign currency equivalent on the date of this Agreement other than those capital expenditures that Company has approved as of the date of this Agreement.

(m) Company Contracts. Company shall not, and shall not permit any of its Subsidiaries to, enter into or terminate any Company Contract, or make any amendment to any Company Contract, other than renewals of Contracts without changes in terms that are materially adverse to Company and/or its Subsidiaries.

(n) Insurance. Company shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, not to permit any material insurance policy or arrangement naming or providing for Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(o) Accounting Methods. Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its material accounting principles, practices or methods except to the extent required by GAAP or the rules or policies of the Public Company Accounting Oversight Board.

(p) No Related Actions. Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to do any of the foregoing.
Notwithstanding the foregoing, the provisions of clauses (f), (g), (h), (i), (k), (m) and (p) of this Section 5.1 shall not apply to any transaction solely between or among Company and any of its wholly owned Subsidiaries or solely between or among any wholly owned Subsidiaries of Company, provided that such transaction does not result in value leaving Company and its wholly owned Subsidiaries taken as a whole.
      Section 5.2.     Proxy Statement; Company Stockholders Meeting.
      (a) As soon as practicable after the date of this Agreement (but in any event no later than fifteen (15) Business Days after the date of this Agreement without Parent’s written consent, which shall not be unreasonably withheld), Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to Company any information regarding Parent that is necessary or appropriate to include in the Proxy Statement. Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after its filing with the SEC. Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. If, at any time prior to the Effective Time, any information relating to Company, or any of its Subsidiaries, officers or directors, should be discovered by Parent or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Parent proposes. On the date of their filing or delivery, Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC.
      (b) Company shall, as soon as reasonably practicable, duly take all lawful action to call, give written notice of, convene and hold a meeting of its stockholders on a date mutually agreeable to Parent (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Requisite Stockholder Vote with respect to the transactions contemplated hereby and shall take all lawful action to solicit the approval of this Agreement by the Company Requisite Stockholder Vote. The Board of Directors of Company shall recommend approval of this Agreement by the stockholders of Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including a recommendation by Company’s Board of Directors of an Acquisition

Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5. Notwithstanding any Change in Company Recommendation or the existence of any Acquisition Proposal or any Superior Proposal, Company shall cause this Agreement to be submitted to its stockholders at the Company Stockholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger.
      Section 5.3.     Access and Information.
      (a) Prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent and its counsel, accountants, consultants and other authorized representatives reasonable access, during normal business hours, to the employees, properties, books and records of Company and its Subsidiaries so that they may have the opportunity to make such investigations of the business and affairs of Company and its Subsidiaries as they reasonably desire; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. Prior to their filing, Company shall furnish as promptly as practicable to Parent a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, the New York Stock Exchange, Inc. or the DGCL. Company shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Parent from time to time reasonably requests. All of the requirements of this Section 5.3 shall be subject to any prohibitions or limitations of applicable law and shall be subject to the Confidentiality Agreement.
      (b) Prior to the Effective Time, Company shall promptly provide Parent with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular basis with representatives of Parent upon Parent’s reasonable request. Company shall provide Parent with prompt written notice of any material change in the business or affairs of Company or any of its Subsidiaries and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and Company shall keep Parent fully informed of such events. Parent shall provide Company with prompt written notice of the institution or, to its knowledge, the threat of litigation relating to the transactions contemplated hereby.
      (c) Company shall provide Parent with a correct and complete list of all Foreign Benefit Plans within 30 days following the date hereof.
      Section 5.4.     Reasonable Best Efforts.
      (a) Each of Company and Parent shall cooperate with and assist the other party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date. Except as otherwise expressly contemplated hereby, each of Company and Parent shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions. Neither Parent nor Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Termination Date.
      (b) In furtherance and not in limitation of the foregoing, each party hereto shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Regulatory Laws and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws as soon as practicable.
      (c) In connection with this Section 5.4, the parties hereto shall (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to dispose of or hold separate, or to agree to dispose of or hold separate or restrict its ownership and operation of, all or a portion of the business or assets of Parent and its Subsidiaries, including Company and its Subsidiaries, if such disposal, holding separate, or agreement to dispose or hold separate or restrict its ownership and operation, individually or in the aggregate with any other such disposal, holding separate, or agreement to dispose or hold separate or restrict its ownership and operation required of Parent or any of its Subsidiaries in connection with the transactions contemplated hereby, would reasonably be expected to have a Material Adverse Effect on Parent or on Company, in each case, measured on a scale relative to Company and its Subsidiaries taken as a whole.
      (d) Notwithstanding anything to the contrary in this Agreement, Company shall comply with the provisions of Schedule 5.4(d) to the Company Disclosure Schedule.
      Section 5.5.     Acquisition Proposals.
      (a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) have been made), Company shall not, and shall not authorize or permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (1) encourage (including by way of furnishing or disclosing information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including by taking any action after the date of this Agreement that would make Section 203 of the DGCL inapplicable to any Acquisition Proposal), (2) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal, (3) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of Company (except for any such agreement with Parent or any of its Subsidiaries), (4) effect a Change in Company Recommendation, (5) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (6) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Stockholder Vote is obtained, Company and the Representatives may:

(i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with a nationally recognized financial advisor, that (I) such Person is reasonably capable of consummating a Superior Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (II) such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (C) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties to Company’s stockholders under applicable Law, (D) at least three Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company provides Parent with written notice of the identity of such Person and of Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) contemporaneously with furnishing or disclosing any nonpublic information to such Person, Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent); and

(ii) approve or recommend, or enter into (and, in connection therewith, effect a Change in Company Recommendation), a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) Company provides Parent with written notice indicating that Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors of Company for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least three Business Days prior to the date of such meeting of the Board of Directors of Company, (C) during the three Business Day period after Company provides Parent with the written notice described in clause (B) above, Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of Company makes the determination necessary for such

Acquisition Proposal to constitute a Superior Proposal, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to Company’s stockholders under applicable Law and (F) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, Company (I) terminates this Agreement pursuant to Section 7.1(h), (II) makes the payment required to be made pursuant to Section 7.2(b) and (III) delivers to Parent a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the amount payable under Section 7.2(b) and that it waives any right that it may have to contest the amount so payable.

      (b) In addition to the obligations of Company set forth in Section 5.5(a), within 24 hours of the receipt thereof, Company shall provide Parent with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and Company shall promptly provide Parent with copies of any written materials received by Company in connection with any of the foregoing. Company shall keep Parent fully informed of the status and general progress (including amendments or proposed amendments to any material terms) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by Company and as to the details of all discussions or negotiations. Without limiting Company’s obligations under Section 5.5(a), Company shall provide Parent with notice at least three Business Days prior to (or such lesser notice as is provided to the members of the Board of Directors of Company) any meeting of the Board of Directors of Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.
      (c) Company shall, and shall cause its Affiliates and the Representatives to, immediately cease all discussions or negotiations, if any, with any Person other than Parent and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. Company shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such Person by or on behalf of Company.
      (d) Nothing contained in this Section 5.5 shall prohibit Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
      (e) Any violation of this Section 5.5 by Company’s Affiliates or the Representatives shall be deemed to be a breach of this Agreement by Company, whether or not such Affiliate or Representative is authorized to act and whether or not such Affiliate or Representative is purporting to act on behalf of Company.
      Section 5.6.     Indemnification; Directors and Officers Insurance. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the Amended and Restated Certificate of Incorporation of Company or the By-Laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current and former officers, directors and employees of Company or any of its Subsidiaries or any of their respective predecessors, and any Person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or by-laws (or comparable organizational documents) of Company or any of its Subsidiaries, and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, Company’s current directors and officers an insurance policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) on the same terms as Company’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such directors and officers; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium that Company paid prior to the date of this Agreement, but in such case Parent shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his heirs and representatives.
      Section 5.7.     Employee Benefits. Notwithstanding anything to the contrary contained in this Agreement, Parent and Company shall comply with the provisions of Schedule 5.7 of the Company Disclosure Schedule.
      Section 5.8.     Public Announcements. Parent and Company shall consult with, and provide each other the reasonable opportunity to review and comment on, any press release relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release prior to such consultation except as may be required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange.
      Section 5.9.     Section 16 Matters. Prior to the Effective Time, Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      Section 5.10.     State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.
      Section 5.11.     Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt written notice to Company, and Company shall use its reasonable best efforts to give prompt written notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of such party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event affecting such party that would be reasonably be expected to have a Material Adverse Effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice; and provided further that no party shall have the right not to close the Merger or the right to terminate this Agreement as a result of the delivery of such a notice if the underlying breach would not result in such party having such rights under the terms of Articles 6 and 7 hereof.
      Section 5.12.     Certain Litigation. Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against Company or its officers or directors relating to the transactions contemplated hereby. Company shall not agree to any compromise or settlement of such litigation without Parent’s consent.
      Section 5.13.     Confidentiality. Each of Company and Parent acknowledges and confirms that (a) Company and Parent have entered into a Confidentiality Agreement, dated July 11, 2005 (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions. Notwithstanding the foregoing, the eighth paragraph of the Confidentiality Agreement shall be deemed deleted therefrom, and shall have no further force or effect, as of the date on which any Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or stockholders of Company, provided, however, that, if Company shall not have breached in any material respect any of the provisions of Section 5.5 with respect to such Acquisition Proposal, then such eighth paragraph shall be deemed reinstated in accordance with its original terms as of the earlier of (A) the date on which Company and the third party making such Acquisition Proposal enter into a confidentiality and standstill agreement in accordance with Section 5.5(a)(i)(E) and (B) the date of a public announcement by the third party making such Acquisition Proposal that such Acquisition Proposal has been withdrawn in its entirety (it being understood that the provisions of this sentence shall apply with respect to each Acquisition Proposal that is announced or otherwise publicly communicated in the manner described above from time to time; accordingly, such eighth paragraph shall not be deemed reinstated if neither clause (A) nor (B) applies with respect to any other applicable Acquisition Proposal).
      Section 5.14.     Resignations. Prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective immediately prior to the Effective Time. Prior to the Effective Time, Company shall obtain the resignations of such directors of its Subsidiaries as Parent shall request with reasonable advance notice.
ARTICLE 6
CONDITIONS TO THE MERGER
      Section 6.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved by the Company Requisite Stockholder Vote in accordance with applicable Law.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent, but excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) HSR Act and EC Merger Regulation Approvals. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated, and the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation.
      Section 6.2.     Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Company set forth in Section 3.2(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date; and each of the other representations and warranties of Company set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically permitted by this Agreement, (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (C) where such failures of the representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Covenants. Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a material adverse change in the matters disclosed to Parent in the Company Disclosure Schedule of a nature that would not reasonably be expected based on the content of such disclosure, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

(d) Officer’s Certificate. Company shall have delivered to Parent a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Parent) of Company to the effect that each of the conditions specified in Sections 6.2(a), (b) and (c) is satisfied in all respects.

(e) Other Regulatory Approvals. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, including the Surviving Corporation and its Subsidiaries, all actions by or in respect of, or filings with, any Governmental Entity under any Regulatory Law other than the HSR Act and the EC Merger Regulation that are required to permit the consummation of the Merger shall have been taken, made or obtained.

(f) Dissenting Shares. The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Company Common Stock as of the Closing Date.

      Section 6.3.     Additional Conditions to Obligation of Company. The obligation of Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (iii) where such failures of the representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Covenants. Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Parent to the effect that each of the conditions specified above in Sections 6.3(a)and (b) is satisfied in all respects.

(d) Other Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity under any Regulatory Law other than the HSR Act and the EC Merger Regulation that are required to permit the consummation of the Merger shall have been taken, made or obtained if and to the extent the failure to take such actions or make such filings is reasonably likely to result in an Order obligating the stockholders of Company to disgorge the Merger Consideration.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
      Section 7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Stockholder Vote:

(a) By mutual written consent of Company and Parent;

(b) By either Parent or Company, if the Merger shall not have been consummated on or prior to April 30, 2006 or such other date as Parent and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Parent or Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c), 6.2(e) or 6.3(d); provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party hereto entitled to rely on such condition shall not elect to waive such condition;

(d) By either Parent or Company, if the approval of the stockholders of Company by the Company Requisite Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Company where any breach of this Agreement by Company shall have caused the failure to obtain the Company Requisite Stockholder Vote;

(e) By Parent, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have been cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(f) By Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Company not to consummate the Merger under Section 6.3(a) or 6.3(b) and (iii) such breach or failure to perform is incapable of being cured Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have been cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Parent, if Company shall have (i) failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.2(a);

(h) By Company, if the Board of Directors of Company shall have approved or recommended, or Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(ii); provided, however, that such termination under this Section 7.1(h) shall not be effective until Company has made the payment required by Section 7.2(b); or

(i) By Parent, if any of the following have occurred: (i) Company, any of its Affiliates or any of the Representatives shall have breached in any material respect any of the provisions of Section 5.5; (ii) the Board of Directors of Company shall have recommended (or resolved or publicly proposed to recommend) to Company’s stockholders any Acquisition Proposal or Superior Proposal; or (iii) Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument (other than a confidentiality and standstill agreement as contemplated by Section 5.5(a)(i)) contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal.
      Section 7.2.     Effect of Termination.
      (a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.13, this Section 7.2, Section 7.3, Section 7.4 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b) and 7.2(c) and neither Company nor Parent shall be relieved or released from any liabilities arising out of its willful and material breach of this Agreement.
      (b) If (i) Parent terminates this Agreement pursuant to Section 7.1(g) or 7.1(i), (ii) Company terminates this Agreement pursuant to Section 7.1(h) or (iii) Parent or Company terminates this Agreement pursuant to Section 7.1(b) without the Company Stockholders Meeting having occurred, Parent or Company terminates this Agreement pursuant to Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(e) and in the case of any such termination pursuant to Section 7.1(b), 7.1(d) or 7.1(e) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or stockholders of Company and (B) prior to the date that is twelve months after the effective date of such termination, Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then Company shall pay to Parent a termination fee equal to $76,000,000. Company shall satisfy its obligations under the preceding sentence by the wire transfer of immediately available funds to an account that Parent designates (x) in the case of termination pursuant to clause (i) or (ii) above, not later than the date of such termination and (y) in the case of clause (iii) above, not later than the date on which Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) an Acquisition Proposal (as that term is defined for purposes of Section 7.2(b)(iii)(B)). Notwithstanding any other provision of this Agreement, if this Agreement is terminated in accordance with its terms, if Company shall not have breached any of the provisions of Section 5.5 in a willful and material manner and if Company pays the Termination Fee to Parent in accordance with the terms of this Agreement, then (1) paragraph eight of the Confidentiality Agreement shall be reinstated (to the extent such paragraph had previously been deemed to have no further force or effect under the provisions of Section 5.13 of this Agreement) and otherwise in full force and effect in accordance with its original terms, and (2) it shall be a condition to Parent’s right to receive the Termination Fee that Parent shall have affirmed in writing that paragraph eight of the Confidentiality Agreement is, upon the payment of the Termination Fee, so reinstated and otherwise in full force and effect in accordance with its original terms.
      (c) Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated hereby and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if Company fails to pay the amounts payable under Section 7.2(b), then Company shall pay to Parent and its Subsidiaries all costs and expenses (including attorneys’ fees and expenses) incurred by Parent and its Subsidiaries in connection with the collection of such overdue amounts and the enforcement by Parent of its rights under Section 7.2(b), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.
      Section 7.3.     Amendment. This Agreement may be amended by Parent and Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Stockholder Vote is obtained, provided that, after the Company Requisite Stockholder Vote is obtained, no amendment shall be made that, by Law, requires further approval by the stockholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.
      Section 7.4.     Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.
ARTICLE 8
MISCELLANEOUS
      Section 8.1.     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 5.6 and this Article 8 shall survive the Effective Time.
      Section 8.2.     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b) and 7.2(c).
      Section 8.3.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

      If to Company:

York International Corporation
631 South Richland Avenue
York, Pennsylvania 17403
Attention: Corporate Secretary
Facsimile: (717) 771-7440
      with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy

Lawrence S. Makow
Facsimile: (212) 403-2000
      If to Parent or Merger Sub:

Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, Wisconsin 53201
Attention: Jerome D. Okarma
Facsimile: (414) 524-2077
      with a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Attention:	William J. Abraham, Jr.

Patrick G. Quick
Facsimile: (414) 297-4900
      Section 8.4.     Entire Agreement; No Third Party Beneficiaries.
      (a) This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of paragraph eight of the Confidentiality Agreement.
      (b) This Agreement, except for the provisions of Section 5.6, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.
      Section 8.5.     Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.
      Section 8.6.     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirely in, and consents to the exclusive jurisdiction and proper venue of, any Delaware state court or any federal court located within the City of Wilmington, Delaware, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.
      Section 8.7.     Severability. If the term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
      Section 8.8.     Enforcement of Agreement. The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, in addition to all other available remedies, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.
      Section 8.9.     Waiver of Jury Trial. Parent and Company hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
      Section 8.10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
      Section 8.11.     Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 8.12.     Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the correspondingly numbered Schedule to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable; provided, however, that any fact or item that is disclosed in any Schedule to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed disclosed with respect to the representations and warranties contained in one or more of the other Sections of Article 3 or Article 4 to the extent its relevance to such other Section(s) is reasonably apparent.
      Section 8.13.     Definitions. For purposes of this Agreement,
      (a) “Acquisition Proposal” shall mean any proposal or offer from any Person other than Parent or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the stockholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a business of Company or any of its Subsidiaries that constitute 10% or more of the consolidated revenues, net income or assets of Company or of 10% or more of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of Company, (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing provided that, for purposes of Section 7.2(b)(iii)(B), (A) references to “10%” in clauses (i) or (ii) above shall be deemed to be references to “40%” and (B) clause (iii) above shall be limited to a transaction involving the Company, and in the case of a merger, reorganization, share exchange or consolidation shall be limited to a transaction as a result of which Company’s stockholders immediately prior to the transaction do not hold at least 70% of the outstanding equity interests of the surviving or resulting company immediately after the transaction.
      (b) “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
      (c) “Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York.
      (d) “Company Contract” shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (i) each Contract of the type described in this Section 3.16(a); (ii) each Contract that constitutes an Employee Benefit Plan; and (iii) each Contract that Company has filed, or is required to file, as an exhibit to a report with the SEC under Item 601 of Regulation S-K of the SEC and that remains in effect.
      (e) “Hazardous Substance” shall mean (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.
      (f) “Intellectual Property Rights” shall mean rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (v) all registrations of any of the foregoing and all applications therefor.
      (g) “Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that is materially adverse to the business, results of operations, properties, financial condition, assets or liabilities of Company or Parent, as the case may be, and its Subsidiaries taken as a whole; provided, however, that, a “Material Adverse Effect” shall not be deemed to mean or include any such change, effect, condition, factor or circumstance to the extent arising as a result of (i) general changes or developments in international or national economic or political conditions or general changes or developments in the industries in which Company and its Subsidiaries operate, except, in each case, to the extent those changes or developments that disproportionately impact (relative to similarly situated businesses) the business, results of operations, properties, financial condition, assets or liabilities of Company or Parent, as the case may be, and its Subsidiaries taken as a whole, (ii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities, or changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board or (iii) the execution, delivery and performance of this Agreement, the announcement by Parent or any of its Subsidiaries, or the announcement by Company, of its respective entry into this Agreement and the consummation of the transactions contemplated hereby.
      (h) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

      (i) “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
      (j) “Subsidiaries” of any Person shall mean any corporation or other form of legal entity (i) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority, including any corporation or other legal entity with respect to which such ownership, control, membership or authority is acquired after the date hereof, but only with respect to such periods in which such ownership, control, membership or authority is in effect; provided that, in the case of Company, ‘Subsidiaries” shall also mean and include Clima Roca-York S.L. with respect to any period of time after the date hereof during which such entity meets the definition of a “Subsidiary” as set forth above.
      (k) “Superior Proposal” shall mean an unsolicited (by Company, any of its Subsidiaries or any of the Representatives), bona fide, written, fully-financed or reasonably capable of being fully-financed (which, for the purposes of this Agreement, shall mean the receipt of a commitment letter from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions) proposal made by any Person other than Parent or any of its Subsidiaries to acquire all of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all of the properties and assets of Company on terms and conditions that a majority of the members of the Board of Directors of Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal, the form of consideration, the uncertainties associated with the valuation of any consideration other than cash and the risks associated with the form of consideration, any expense reimbursement provisions, any termination fees and the conditions associated with such proposal), is more favorable to Company’s stockholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Parent for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.
      (l) “Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.
      (m) “Tax Return” shall mean a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.
[The next page is the signature page.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

JOHNSON CONTROLS, INC.

By:	/s/ John M. Barth

Title:	Chairman, Chief Executive Officer

and President

By:	/s/ Jerome D. Okarma

Title:	Vice President, Secretary

and General Counsel

YJC ACQUISITION CORP.

By:	/s/ John M. Barth

Title:	President

By:	/s/ Jerome D. Okarma

Title:	Vice President and Secretary

YORK INTERNATIONAL CORPORATION

By:	/s/ C. David Myers

Title:	President and Chief Executive Officer

APPENDIX B
[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]
August 24, 2005
Board of Directors
York International Corporation
631 South Richland Avenue
York, Pennsylvania 17403
Members of the Board:
You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.005 per share (“Company Common Stock”), of York International Corporation (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 24, 2005 (the “Merger Agreement”), among Johnson Controls, Inc. (“JCI”), YJC Acquisition Corp., a wholly owned subsidiary of JCI (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $56.50 in cash (the “Merger Consideration”).
In arriving at our opinion, we have reviewed the Merger Agreement as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and have compared that data with similar data for other publicly held companies in businesses we deemed similar to the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it

B-1

Board of Directors
York International Corporation
August 24, 2005

address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of the Company.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided investment banking and other financial services to the Company, for which we have received compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and JCI and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock is fair to such holders, from a financial point of view.
Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC

B-2

APPENDIX C
DELAWARE GENERAL CORPORATION LAW
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
§ 262 Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Back cover to Proxy Statement Booklet]
IMPORTANT
      Your vote is important. Regardless of the number of shares of York common stock that you own, please sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Remember, failure to vote has the same effect as a vote against the merger, so please act today.
Instructions for “Street Name” Stockholders
      If you own shares of York common stock in the name of a broker, bank or other nominee, only it can vote your shares of York common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or internet voting. Please refer to the proxy card, or voting instruction form, which you received with this document.
      Please vote at your earliest convenience.
      If you have any questions or need assistance in voting your shares of York common stock, please call:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885

YOUR VOTE IS IMPORTANT
•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.
If you wish to attend the York International Corporation Special Meeting, please present this invitation at the door. The meeting will be held on
December 9, 2005 at 10:00 a.m.
The meeting will be held at:
Four Points by Sheraton BWI Airport
7032 Elm Road
Baltimore, MD 21240
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope	☒
Votes MUST be indicated (x) in Black or Blue Ink

The Board of Directors recommends a vote FOR Proposals 1 and 2.

		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of August 24, 2005, among Johnson Controls, Inc., YJC Acquisition Corp. and York International Corporation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	In their discretion, the proxies are authorized to approve any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the meeting.	☐	☐	☐

	To change your address, please mark this box			☐

	To include any comments, please mark this box			☐

Date	Share Owner sign here	Co-Owner sign here

This proxy is solicited on behalf of the Board of Directors of
YORK INTERNATIONAL CORPORATION
For the Special Meeting of Stockholders, December 9, 2005 at 10:00 a.m.

The undersigned hereby appoints Jane Davis and David Kornbblatt, and each or any of them, attorneys and proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all shares of Common Stock of YORK INTERNATIONAL CORPORATION (the “Company”) held of record by the undersigned on November 7, 2005 at the Special Meeting of Stockholders of the Company to be held on December 9, 2005, and any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matter properly presented:
(Continued and to be signed on the reverse side)

COMMENT OR CHANGE OF ADDRESS

YORK INTERNATIONAL CORPORATION
P.O. BOX 11111
NEW YORK, N.Y. 10203-0111